                          OFFER TO PURCHASE FOR CASH
                      12,400,000 SHARES OF COMMON STOCK
                                      OF
                             MAGMA POWER COMPANY
                                      AT
                             $39.00 NET PER SHARE
                                      BY
                         CE ACQUISITION COMPANY, INC.
                         A WHOLLY OWNED SUBSIDIARY OF
                       CALIFORNIA ENERGY COMPANY, INC.

      THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JANUARY 9, 1995,
                        UNLESS THE OFFER IS EXTENDED.

   THE BOARD OF DIRECTORS OF MAGMA POWER COMPANY (THE "COMPANY"), BY UNANIMOUS VOTE OF THOSE PRESENT, HAS DETERMINED THAT THE OFFER AND MERGER DESCRIBED HEREIN ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND THE MERGER AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH SHARES BENEFICIALLY OWNED BY THE PURCHASER, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS, AND (2) THE PURCHASER BEING SATISFIED THAT IT HAS OBTAINED FINANCING SUFFICIENT TO ENABLE IT TO CONSUMMATE THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 12.

                                  IMPORTANT

   On December 5, 1994, California Energy Company, Inc., the Purchaser and the Company entered into an Agreement and Plan of Merger, which provides, among other things, that as promptly as practicable following consummation of the Offer the Purchaser will effect a merger between the Company and the Purchaser. See Section 11.

   Any stockholder desiring to tender all or any portion of his Shares should either (1) complete and sign the enclosed Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, have his signature thereon guaranteed if required by Instruction 1 of the Letter of Transmittal and mail or deliver the Letter of Transmittal or such facsimile with his certificates evidencing his Shares and any other required documents to the Depositary, or follow the procedure for book-entry transfer of Shares set forth in Section 4, or (2) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Shares so registered. A stockholder who desires to accept the Offer and tender Shares and whose certificates for such Shares are not immediately available should tender such Shares by following the procedures for guaranteed delivery set forth in Section 4.

   Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                     The Dealer Manager for the Offer is:

                             GLEACHER & CO. INC.

December 9, 1994

CAPITAL PRINTING SYSTEMS]

                              TABLE OF CONTENTS

                                                                                                 PAGE
                                                                                              --------
INTRODUCTION                                                                                    1
THE TENDER OFFER                                                                                2
   1.      Terms of the Offer; Expiration Date; Proration ...................................   2
   2.      Acceptance for Payment and Payment for Shares ....................................   4
   3.      Withdrawal Rights ................................................................   5
   4.      Procedure for Tendering Shares ...................................................   6
   5.      Certain Federal Income Tax Consequences ..........................................   8
   6.      Price Range of Shares; Dividends .................................................   9
   7.      Effect of the Offer on the Market for the Shares and Exchange Act Registration  ..  10
   8.      Certain Information Concerning the Company .......................................  10
   9.      Certain Information Concerning the Purchaser and CECI ............................  12
  10.      Background of the Offer; Contacts with the Company ...............................  13
  11.      Purpose of the Offer; the Merger Agreement .......................................  16
  12.      Certain Conditions of the Offer ..................................................  26
  13.      Source and Amount of Funds .......................................................  27
  14.      Dividends and Distributions ......................................................  28
  15.      Certain Legal Matters ............................................................  28
  16.      Fees and Expenses ................................................................  32
  17.      Miscellaneous ....................................................................  32
Schedule I  --Directors and Executive Officers of the Purchaser, CECI and PKS                 S-1


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To All Holders of Shares of Common
Stock of Magma Power Company:

                                 INTRODUCTION

   CE Acquisition Company, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of California Energy Company, Inc., a Delaware corporation ("CECI"), hereby offers to purchase 12,400,000 shares of Common Stock, par value $0.10 per share ("Shares"), of Magma Power Company, a Nevada corporation (the "Company"), at $39.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The 12,400,000 Shares sought pursuant to the Offer constitute approximately 51% of the Shares on a fully diluted basis. Tendering stockholders will not be obliged to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of Gleacher & Co. Inc. (the "Dealer Manager"), Lehman Brothers Inc. ("Lehman"), IBJ Schroder Bank & Trust Company (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer.

   THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY'S BOARD"), BY UNANIMOUS VOTE OF THOSE PRESENT, HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND THE MERGER AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. GOLDMAN SACHS & CO. ("GOLDMAN SACHS") HAS DELIVERED ITS ORAL OPINION (WHICH IT SUBSEQUENTLY CONFIRMED IN WRITING) TO THE COMPANY'S BOARD THAT, AS OF DECEMBER 5, 1994, THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF THE SHARES IN THE OFFER AND THE MERGER (AS DEFINED BELOW), TAKEN AS A UNITARY TRANSACTION, IS FAIR TO THE HOLDERS OF SHARES RECEIVING SUCH CONSIDERATION (OTHER THAN CECI AND ITS AFFILIATES).

   The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn before the expiration of the Offer that number of Shares which, together with Shares beneficially owned by the Purchaser, represents at least a majority of the Shares outstanding on a fully diluted basis (such condition being referred to as the "Minimum Tender Condition"), and (2) the Purchaser being satisfied that it has obtained financing sufficient to enable it to consummate the Offer (such condition being referred to as the "Financing Condition"). See Section 12.

   CECI, the Purchaser and the Company have entered into an Agreement and Plan of Merger, dated as of December 5, 1994 (the "Merger Agreement"), providing for, among other things, the Offer and the Merger. Pursuant to the Merger Agreement, the Purchaser will, as soon as practicable following consummation of the Offer, consummate a merger (the "Merger") with the Company. In the Merger, each outstanding Share (other than Shares held by CECI, the Purchaser or any other direct or indirect subsidiary of CECI, Shares held in the treasury of the Company and Shares held by stockholders who properly exercise dissenters' rights under the Nevada General Corporation Law (the "NGCL")) will be converted into the right to receive, at CECI's option, either (i) the All Cash Component Amount (as defined below), net in cash, without interest thereon, or (ii) both (A) the Mixed Cash Component Amount (as defined below), net in cash, without interest thereon, and (B) the number of fully paid and nonassessable shares of common stock, par value $0.0675 per share, of CECI ("CECI Common Stock") equal to the quotient of (I) $39.00 less (II) the Mixed Cash Component Amount divided by the Average Closing Price (as defined below) (the All Cash Component Amount or (ii)(A) and (ii)(B), collectively, as applicable, being the "Merger Consideration"). The "Mixed Cash Component Amount" shall mean an amount equal to the quotient of (A) (x) $28.50 multiplied by the number of Shares outstanding at the Effective Time (as defined below) less (y) $39.00 multiplied by the number of Shares owned by CECI and any of its affiliates immediately prior to the Effective Time, divided by (B) the number of Shares outstanding at the Effective Time (other than Shares owned by CECI and any of its affiliates). The "All Cash Component Amount" shall mean an amount equal to the quotient of
(A) (x) $38.75 multiplied by the number of Shares outstanding at the Effective Time less (y) $39.00 multiplied by the number of Shares owned by CECI and any of its affiliates immediately prior to the Effective Time, divided by (B) the number of Shares outstanding at the Effective Time (other than Shares owned by CECI and any of its affiliates). The "Average Closing Price" shall mean the average closing price of CECI Common Stock on the New York Stock Exchange (the "NYSE") during the 15 consecutive trading days ending on the fifth

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

business day prior to the Effective Time; provided, however, that if such average closing price exceeds $18.73, the Average Closing Price shall be $18.73, and if such average closing price is less than $14.27, the Average Closing Price shall be $14.27 (such proviso being referred to herein as the "Collar Provision").

   The foregoing formula for determining the consideration to be paid in the Merger was determined so that (i) if CECI determines to pay the Merger Consideration with a combination of cash and CECI Common Stock, the consideration paid by CECI in the Offer and the Merger would consist, on a blended basis, of $28.50 per Share in cash and $10.50 per Share in market value of CECI Common Stock, based on the Average Closing Price and subject to the Collar Provision, and (ii) if CECI determines to pay only cash consideration in the Merger, the blended consideration paid by CECI in the Offer and the Merger would be $38.75 per Share. The consideration to be paid in the Offer and the Merger, including the terms of the Collar Provision, was negotiated on an arms' length basis between CECI and the Company. The purpose of the Collar Provision is to limit the number of shares of CECI Common Stock required to be issued in the Merger if the Average Closing Price is less than $14.27 and to establish a minimum number of shares of CECI Common Stock required to be issued in the Merger if the Average Closing Price exceeds $18.73.

   The Purchaser estimates that the total amount of funds required to purchase all Shares sought pursuant to the Offer will be approximately $483.6 million. The Purchaser estimates that approximately an additional $212.5 million will be required to effectuate the Merger or, if CECI elects to pay only cash consideration in the Merger, approximately an additional $463 million will be required. The Purchaser will obtain such funds through borrowings from commercial banks and other financial institutions; through a capital contribution by CECI from CECI's general corporate funds, which at September 30, 1994 aggregated $316.3 million; and, if the Purchaser elects to pay only cash consideration in the Merger, through a public offering or private placement of CECI Common Stock or other equity securities of CECI. It is CECI's current intention to pay the Merger Consideration solely in cash, although such intention is subject to change based on market conditions and other factors. The Purchaser anticipates that approximately one-half of the cash required to purchase Shares pursuant to the Offer and the Merger will be provided through a secured bank credit facility on terms and conditions to be determined. See Section 13.

   Certain other conditions to consummation of the Offer are described in
Section 12. The Purchaser expressly reserves the right to waive any one or more of the conditions to the Offer. See Section 12.

   THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

   1. TERMS OF THE OFFER; EXPIRATION DATE; PRORATION. On December 5, 1994, CECI, the Purchaser and the Company announced that they had signed the Merger Agreement and that the Purchaser would commence the Offer. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for an aggregate of 12,400,000 Shares (or such greater number of Shares as the Purchaser may elect to accept for payment and pay for pursuant to the Offer) tendered on or before the Expiration Date (as defined below) and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, January 9, 1995, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time. Pursuant to the Merger Agreement, the Purchaser is required to use its best efforts to consummate the Offer as promptly as practicable and, if the Expiration Date is extended beyond February 28, 1995, the Company has the right to terminate the Merger Agreement and, pursuant to the Standstill Agreement (as defined below), to require the Purchaser to terminate the Offer and refrain from purchasing Shares for a period of three years. See Section 11.

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

   Consummation of the Offer is conditioned upon, among other things, satisfaction of the Minimum Tender Condition and the Financing Condition. If any or all of such conditions or any or all of the other conditions set forth in Section 12 are not satisfied on or prior to the Expiration Date, the Purchaser may elect to (i) extend the Offer and retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer (including any rights of the stockholders to withdraw their Shares),
(ii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders or (iii) waive any or all other conditions and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), accept for payment all Shares validly tendered and not withdrawn.

   If more than 12,400,000 Shares shall be properly tendered on or prior to the Expiration Date and not withdrawn, and the acquisition of such number of Shares satisfies the Minimum Tender Condition, the Purchaser will, upon the terms and subject to the conditions of the Offer, purchase 12,400,000 Shares on a pro rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares properly tendered on or prior to the Expiration Date and not withdrawn. If exactly 12,400,000 Shares are properly tendered on or prior to the Expiration Date and not withdrawn, and the acquisition of such number of Shares satisfies the Minimum Tender Condition, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment and purchase all such Shares so tendered. If fewer than 12,400,000 Shares shall have been properly tendered on or prior to the Expiration Date and not withdrawn and the number of Shares so tendered and not withdrawn shall not have satisfied the Minimum Tender Condition, the Purchaser may (i) terminate the Offer and return all tendered Shares to tendering shareholders, (ii) extend the Offer and retain all such Shares until the expiration of the Offer, as extended, subject to the terms of the Offer (including any rights of stockholders to withdraw their Shares), or
(iii) waive the Minimum Tender Condition and purchase all properly tendered Shares. See Section 12.

   Due to the difficulty of determining the precise number of Shares properly tendered and not withdrawn, if proration is required the Purchaser does not expect to announce the final results of proration or pay for any Shares until at least seven Nasdaq National Market ("NNM") trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information when it becomes available from the Information Agent and may be able to obtain such information from their brokers.

   The Purchaser expressly reserves the right, in its sole judgment, at any time or from time to time, and regardless of whether any of the events set forth in Section 12 shall have occurred or shall have been determined by the Purchaser to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect (but only, in the case of an amendment that decreases the consideration to be paid in the Offer or imposes additional conditions from those set forth in Section 12, with the consent of the Company) by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section
12. Any such extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. The manner in which the Purchaser will make such public announcement may, if appropriate, be limited to a release to the Dow Jones News Service. The reservation by the Purchaser of the right to delay acceptance for payment of or payment for any Shares is subject to the provisions of applicable law, which require that the Purchaser pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after termination or withdrawal of the Offer.

   If the Purchaser decides to increase or decrease the consideration to be paid in the Offer, or to increase or decrease the number of Shares being sought (other than an increase in the number of Shares being sought that does not exceed 2% of the number of Shares outstanding), and if at the time that notice of such increase or decrease is first published, sent or given to holders of Shares in the manner specified

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

above, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such period of ten business days. If the Purchaser waives any material condition to the Offer (including the Minimum Tender Condition), or amends the Offer in any other material respect, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required to comply with the Commission's interpretation of Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in terms or information.

   Pursuant to the Merger Agreement, the Company will promptly furnish CECI and the Purchaser with mailing labels containing the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories, each as of a recent date, and will promptly furnish CECI and the Purchaser with such additional information, including updated lists of stockholders, mailing labels and security position listings, and such other information and assistance as CECI and the Purchaser and their agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares.

   2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with
Section 3 (including Shares validly tendered and not withdrawn during any extension of the Offer, if the Offer is extended, subject to the terms and conditions of such extension) as soon as practicable after the Expiration Date. In addition, the Purchaser expressly reserves the right, in its sole discretion, to delay the acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any other applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

   The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, Midwest Securities Trust Company or Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities")), pursuant to the procedures set forth in
Section 4, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and
(iii) any other documents required by the Letter of Transmittal.

   The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

   Payment for Shares accepted for payment pursuant to the Offer may be delayed in the event of proration due to the difficulty of determining the number of Shares validly tendered and not withdrawn. See Section 1.

   For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn, if, as and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of the tenders of such Shares.

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Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCE WILL THE PURCHASER PAY INTEREST ON THE PURCHASE PRICE FOR THE SHARES, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

   If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason (including because of proration) or are not paid for because of invalid tender, or if certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility as described in Section 4, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as soon as practicable following the expiration, termination or withdrawal of the Offer and determination of the final results of proration.

   As required by Commission rules, if the Purchaser were to vary the terms of the Offer by increasing the consideration to be paid per Share, the Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer, whether or not such Shares have been tendered prior to such increase in consideration.

   The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more direct or indirect subsidiaries of CECI, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

   3. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 3, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless theretofore accepted for payment by the Purchaser as provided herein, may also be withdrawn at any time after February 6, 1995.

   If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or if the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section 3. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

   In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and, if certificates for Shares have been tendered, the name of the registered holder of Shares as set forth in the tendered certificate, if different from that of the person who tendered such Shares. If certificates for Shares ("Certificates") have been delivered or otherwise identified to the Depositary, then, before the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agent's Medallion Program (collectively, "Eligible Institutions"), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry delivery as set forth in Section 4, any notice of withdrawal must also specify the name and the number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawal of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by repeating one of the procedures described in Section 4 at any time before the Expiration Date.

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   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. None of the Purchaser, CECI, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

   4. PROCEDURE FOR TENDERING SHARES. To tender Shares validly pursuant to the Offer, a stockholder must cause a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, to be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must either cause certificates for tendered Shares to be received by the Depositary at one of such addresses or cause such Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and a Book-Entry Confirmation to be received by the Depositary), in each case before the Expiration Date, or (in lieu of the foregoing) such stockholder must comply with the guaranteed delivery procedure set forth below.

   The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of the Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

   DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   Signatures on all Letters of Transmittal must be guaranteed by an Eligible Institution, except in cases where Shares are tendered (i) by registered holders of Shares (which term includes any participant in a Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to a person other than the registered owner of the Certificates surrendered, then the Certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the Certificates, with the signature(s) on the Certificates or stock powers guaranteed as aforesaid. See Instruction 5 of the Letter of Transmittal.

   THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   UNLESS AN EXEMPTION APPLIES UNDER THE APPLICABLE LAW AND REGULATIONS CONCERNING "BACKUP WITHHOLDING" OF FEDERAL INCOME TAX, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD, AND WILL WITHHOLD, 31% OF THE GROSS PROCEEDS OTHERWISE PAYABLE TO A STOCKHOLDER OR OTHER PAYEE WITH RESPECT TO SHARES PURCHASED PURSUANT TO THE OFFER IF THE STOCKHOLDER DOES NOT PROVIDE HIS TAXPAYER IDENTIFICATION NUMBER (SOCIAL SECURITY NUMBER OR EMPLOYER IDENTIFICATION NUMBER) AND CERTIFY THAT SUCH NUMBER IS CORRECT. EACH TENDERING STOCKHOLDER SHOULD COMPLETE AND SIGN THE MAIN SIGNATURE FORM AND THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL, SO AS TO PROVIDE THE INFORMATION AND CERTIFICATION NECESSARY TO AVOID BACKUP WITHHOLDING, UNLESS AN APPLICABLE EXEMPTION EXISTS AND IS PROVED IN A MANNER SATISFACTORY TO THE PURCHASER AND THE DEPOSITARY.

   If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Certificates are not immediately available or such stockholder cannot deliver the Certificates and all other required documents to the Depositary before the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

       (a) such tender is made by or through an Eligible Institution; and

       (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, on or before the Expiration Date; and

       (c) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal are received by the Depositary within six NNM trading days after the date of execution of such Notice of Guaranteed Delivery to the Depositary.

   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

   In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Certificates, or a Book-Entry Confirmation of such Shares,
(ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Certificates or Book-Entry Confirmations of such Shares are received by the Depositary.

   By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of the Purchaser, and each of them, as his attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such appointment, all prior proxies given by such stockholder will be revoked, and no subsequent proxies may be given by such stockholder (and if given, will not be deemed effective). The Purchaser's designees will be empowered, among other things, to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the stockholders of the Company or any consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for the Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder with respect thereto.

   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. None of the Purchaser, CECI, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and of the instructions thereto) will be final and binding.

   The valid tender of Shares pursuant to one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

   5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following summary is a general discussion of the material federal income tax consequences to stockholders of the Company who tender their Shares pursuant to the Offer. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative procedures, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. No ruling has or will be requested from the Internal Revenue Service (the "Service") regarding the anticipated tax consequences described herein. The discussion set forth below does not discuss all aspects of federal income taxation that may be relevant to a particular stockholder in light of his personal investment circumstances or to certain types of stockholders subject to special treatment under the federal income tax laws (for example, tax-exempt organizations, foreign corporations and individuals who have received Shares as compensation or who are not citizens or residents of the United States) and does not discuss any aspect of state, local or foreign taxation. The discussion is limited to those stockholders who hold the Shares as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. STOCKHOLDERS SHOULD CONSULT THEIR INDIVIDUAL TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

   Exchange of Shares for Cash. The exchange of Shares by tendering stockholders will be a taxable event for federal income tax purposes, and may also be a taxable transaction under applicable state, local and foreign tax laws. A tendering stockholder will generally recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer. Gain or loss will be calculated separately for each block of Shares tendered by the stockholder and purchased pursuant to the Offer.

   Gain or loss recognized by a tendering stockholder will be capital gain or loss if the Shares at the Expiration Date are held as capital assets. Such capital gain or loss will be classified as a long-term capital gain or loss to the extent that the tendered Shares have a holding period of more than one year at the time of their purchase pursuant to the Offer. Long-term capital gains recognized by a tendering individual stockholder will be subject to tax at a maximum marginal federal rate of 28%. Short-term capital gains recognized by a tendering individual stockholder will be subject to tax at a maximum marginal federal rate of 39.6%. Net capital gains recognized by a tendering corporate stockholder will be subject to tax at a maximum marginal federal rate of 35%.

   Tax Effects of the Merger. As described in Section 11 of this Offer to Purchase, each outstanding Share (other than Shares held by CECI, the Purchaser or any other direct or indirect subsidiary of CECI, Shares held in the treasury of the Company and Shares held by stockholders who properly exercise dissenters' rights under the NGCL) will be converted in the Merger into the right to receive, at the option of CECI, either (i) a combination of cash and CECI Common Stock (the "Mixed Cash Option") such that the consideration paid by CECI in the Offer and the Merger would consist, on a blended basis, of $28.50 per Share in cash and $10.50 per Share in market value of CECI Common Stock, based on the Average Closing Price and subject to the Collar Provision, or (ii) cash (the "All Cash Option") such that the blended consideration paid by CECI in the Offer and the Merger would be $38.75 per Share. See Section 11. The Merger will be a taxable transaction for federal income tax purposes. If the All Cash Option is selected by CECI, a stockholder exchanging Shares for cash pursuant to the Merger will recognize gain or loss in the Merger equal to the difference between the amount of cash received by the stockholder in the Merger and the aggregate tax basis in the Shares exchanged pursuant to the Merger. Gain or loss will be calculated separately for each block of Shares exchanged. If the Mixed Cash Option is selected by CECI, a stockholder exchanging Shares for cash and CECI Common Stock pursuant to the Merger will recognize gain or loss in the Merger equal to the difference between (i) the sum of the cash and the fair market value of the CECI Common Stock received in the Merger and (ii) the holders' adjusted tax basis for the Shares exchanged pursuant to the Merger. As with the All Cash Option, gain or loss will be calculated separately for each block of Shares exchanged. A holder's tax basis in the CECI Common Stock received pursuant to the Merger will equal the fair market value of such CECI Common Stock as of the Effective Time, and the holder's holding period for such CECI Common Stock will commence as of the Effective Time. For tax purposes, the fair market value of the CECI Common Stock will be determined as of the Effective Time and, whether or not the Collar Provision is applicable, may differ from the Average Closing Price used for purposes of determining the number of Shares to be issued in the Merger.

   Backup Withholding. To prevent "backup withholding" of federal income tax on payments of cash to a stockholder of the Company who exchanges Shares for cash in the Offer, a stockholder of the Company must, unless an exception applies under the applicable law and regulations, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such number is correct and that such stockholder is not subject to backup withholding. A Substitute Form W-9 is included in the Letter of Transmittal. If the correct TIN and certifications are not provided, a $50 penalty may be imposed on a stockholder of the Company by the Service, and cash received by such stockholder in exchange for Shares in the Offer may be subject to backup withholding at the rate of 31%. Amounts paid as backup withholding do not constitute an additional tax and would be allowable as a credit against the stockholder's federal income tax liability.

   6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are quoted on the NNM. The following table sets forth, for the periods indicated, the reported high and low sales prices per Share, and the amount of cash dividends paid per Share for each such period. The information for the fiscal years ended December 31, 1991, 1992 and 1993 is derived from the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1992 and 1993. The information for subsequent periods is derived from information reported in published financial sources.

                                                 HIGH    LOW    DIVIDENDS
                                                ------  -----  -----------
Fiscal Year Ended December 31, 1991:

  First Quarter ............................ $32      $ 22 1/2   -0-

  Second Quarter ...........................  34 1/2    28 1/2   -0-

  Third Quarter ............................  30        22 3/4   -0-

  Fourth Quarter ...........................  27 1/2    23 1/4   -0-

Fiscal Year Ended December 31, 1992:
  First Quarter ............................  27 1/4    21       -0-

  Second Quarter ...........................  25 3/4    19 1/4   -0-

  Third Quarter ............................  24 3/4    19 3/4   -0-

  Fourth Quarter ...........................  32 1/4    19 3/4   -0-

Fiscal Year Ended December 31, 1993:

  First Quarter ............................  40        30 3/4   -0-

  Second Quarter ...........................  41 1/2    30 3/4   -0-

  Third Quarter ............................  39        29 3/4   -0-

  Fourth Quarter ...........................  40 1/2    30       -0-

Fiscal Year Ending December 31, 1994:

  First Quarter ............................  35 1/4    30 3/4   -0-
  Second Quarter ...........................  33 1/4    28       -0-

  Third Quarter ............................  35 1/4    26 1/2   -0-
  Fourth Quarter (through December 8, 1994)   38        34       -0-

   On December 2, 1994, the last full trading day prior to CECI's issuance of the press release announcing its intention to commence the Offer, the reported closing sale price per Share on the NNM was $35.50. On September 19, 1994, the day of CECI's issuance of its press release announcing the transmission of a letter to the Company containing a proposal to acquire the Company in a transaction in which stockholders would receive cash and shares of CECI Common Stock having a combined cash and market value of $35 per Share, the reported closing sale price per Share on the NNM was $27.50. The Offer represents a 42% premium over the reported closing sale price per Share on September 19, 1994. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

   7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

   After consummation of the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on NNM, which require that an issuer have at least 200,000 held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of $1 million and have net tangible assets of at least either $2 million or $4 million, depending on profitability levels during the issuer's four most recent fiscal years. If NNM were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer price.

   The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities for the purpose of buying, carrying, or trading in securities ("purpose loans"). Depending upon factors similar to those described above regarding NNM quotations, the securities might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for purpose loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the outstanding Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933, as amended. If registration of the securities under the Exchange Act were terminated, the securities would no longer be "margin securities" or eligible for NNM reporting. The Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon as practicable after consummation of the Offer.

   8. CERTAIN INFORMATION CONCERNING THE COMPANY. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (the "1993 10-K"), the Company is a Nevada corporation with its principal executive offices located at 4365 Executive Drive, Suite 900, San Diego, California 92121. According to the 1993 10-K, the Company is principally engaged in the generation of electricity from geothermal resources, and in the acquisition of, exploration for and development of geothermal resources.

   Set forth below is certain summary consolidated financial information with respect to the Company derived from the information contained in the 1993 10-K and each of the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1993 and September 30, 1994. More comprehensive financial information is included in reports and other documents filed with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all financial information (including any related notes) contained therein. Such reports and other documents may be examined and copies may be obtained in the manner set forth below.

                             MAGMA POWER COMPANY
                     CONSOLIDATED SUMMARY FINANCIAL DATA
           (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          FISCAL YEAR                NINE MONTHS ENDED
                                       ENDED DECEMBER 31,              SEPTEMBER 30,
                                ---------------------------------  ----------------------
                                   1991        1992        1993        1993        1994
                                ---------  ----------  ----------  ----------  ----------
INCOME STATEMENT DATA:
Total revenues ................ $94,891    $108,966    $167,138    $124,781    $146,104
Operating revenues(1) .........  84,135     100,313     162,943     121,146     142,238
Income from operations ........  41,204      49,667      74,913      57,957      67,915
Cumulative effect of change in
 accounting principle .........      --      17,833          --          --          --
Net income ....................  33,941      54,191      52,135      39,469      46,843
Net income per share (assuming
 no dilution) .................    1.44        2.36(2)     2.17        1.64        1.95
Weighted average common shares
 outstanding (assuming no
 dilution) ....................  23,611      22,936      24,063      24,037      24,017

                              DECEMBER 31,          SEPTEMBER 30,
                         --------------------  ----------------------
                            1992       1993        1993        1994
                         ---------  ---------  -----------  ---------
BALANCE SHEET DATA:
Working capital ........ $ 74,524   $ 69,719   $(65,114)    $ 90,378
Total assets ...........  396,650    611,311    598,265      630,422
Non-current liabilities    95,689    211,896     98,292      186,689
Stockholders' equity  ..  282,260    351,918    324,792      395,286
  Book value per share      12.28      14.67      14.05        16.44

   (1) Operating revenues exclude interest and other income.

   (2) Income per share, assuming no dilution, before cumulative effect of change in accounting principle, was $1.59.

   Except where otherwise stated, the information concerning the Company and its affiliates contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Purchaser, CECI, the Dealer Manager, Lehman nor the Information Agent has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue, none of the Purchaser, CECI, the Dealer Manager, Lehman or the Information Agent takes responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser, CECI, the Dealer Manager, Lehman or the Information Agent.

   The Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obliged to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained, by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material should also be available for inspection at the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

   9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND CECI. CECI, together with its subsidiaries, is primarily engaged in the exploration for and development of geothermal resources and the development, ownership and operation of environmentally responsible independent power production facilities worldwide utilizing geothermal resources or other energy sources, such as hydroelectric, natural gas, oil and coal. CECI was an early participant in the domestic independent power market and is now one of the largest geothermal power producers in the United States. CECI is also actively pursuing opportunities in the international independent power market. For the year ended December 31, 1993 and the nine months ended September 30, 1994, CECI had revenues of $149.3 million and $139.2 million, respectively, and net income of $47.2 million and $29.4 million, respectively. As of September 30, 1994, CECI had cash and short-term investments of $316.3 million.

   Kiewit Energy Company ("Kiewit Energy"), a wholly owned subsidiary of PKS, is an approximate 43% stockholder (on a fully-diluted basis) in CECI. PKS, a Delaware corporation, is a large employee-owned company which had approximately $2.2 billion in revenues in 1993 from its interests in construction, mining, energy and telecommunications. PKS is one of the largest construction companies in North America and has been in the construction business since 1884. PKS is a joint venture participant in a number of CECI's international private power projects.

   The principal executive offices of the Purchaser and CECI are located at 10831 Old Mill Road, Omaha, Nebraska 68154 and their telephone number is
(402) 330-8900. The Purchaser is a wholly owned subsidiary of CECI and has not conducted any business except in connection with the Offer. CECI and the Purchaser were incorporated in 1971 and 1994, respectively, under the laws of the State of Delaware. The principal executive offices of PKS are located at 1000 Kiewit Plaza, Omaha, Nebraska 68131, and its telephone number is (402) 342-2052. PKS was incorporated in 1941 under the laws of the State of Delaware.

                       CALIFORNIA ENERGY COMPANY, INC.
                     SELECTED CONSOLIDATED FINANCIAL DATA
           (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         FISCAL YEAR ENDED             NINE MONTHS ENDED
                                            DECEMBER 31,                 SEPTEMBER 30,
                                ----------------------------------  ----------------------
                                    1991        1992        1993        1993        1994
                                ----------  ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
Sales of electricity and steam  $106,184    $117,342    $132,059    $101,046    $117,208
Interest and other income  ....    9,379      10,187      17,194      12,294      21,980
Cumulative effect of change in
 accounting principle .........       --          --       4,100       4,100          --
Extraordinary item ............       --      (4,991)       --         --         (2,007)
Net income ....................   26,582      33,819      47,174      38,911      29,392
Net income available to common
 shares .......................   26,582      29,544      42,544      35,482      25,681
Net income per share ..........      .75         .79(1)     1.11(2)      .92(2)      .70(1)
Sales of electricity and steam   106,184     117,342     132,059     101,046     117,208
Average number of shares
 outstanding ..................   35,471      37,495      38,485      38,436      36,174

                                              DECEMBER 31,            SEPTEMBER 30,
                                        ----------------------  ------------------------
                                            1992        1993        1993         1994
                                        ----------  ----------  ----------  ------------
BALANCE SHEET DATA:
Total assets ............................ $580,550    $715,984    $710,659    $1,087,064
Total liabilities  ......................  336,272     425,393     425,827       825,273
Stockholders' equity ....................  168,764     211,503     206,675       179,660

   (1) Income per share, before extraordinary item, was $.92 and $.77 for the periods ended December 31, 1992, and September 30, 1994, respectively.

   (2) Income per share, before cumulative effect of change in accounting principle, was $1.00 and $.81 for the periods ended December 31, 1993 and September 30, 1994, respectively.

   Except as set forth in this Offer to Purchase, none of the Purchaser, CECI, PKS or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company, and none of the Purchaser, CECI, PKS or, to the best knowledge of the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

   Except as otherwise stated in this Offer to Purchase, (i) there have not been any contacts, transactions or negotiations between the Purchaser, CECI, PKS or, to the best knowledge of the Purchaser, any of the persons listed in
Schedule I hereto, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets, or that are otherwise required to be disclosed pursuant to the rules and regulations of the Commission, and (ii) none of the Purchaser, CECI, PKS or, to the best knowledge of the Purchaser, any of the persons listed in
Schedule I hereto has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

   10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. In May 1991, representatives of CECI and the Company entered into discussions and meetings to explore the possibility of combining the companies, and the two companies exchanged certain information concerning their respective businesses

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for the purpose of considering such a business combination or other acquisition transaction. At the end of May 1991, the discussions were terminated as a result of the inability of the parties to reach agreement concerning price and certain other terms.

   In August 1991, the Company's representatives contacted CECI for the purpose of again exploring the possibility of combining the companies. In September 1991, a number of conversations between CECI's and the Company's representatives were held regarding a possible merger of the Company with and into CECI. Based upon those conversations, on September 26, 1991, after receiving the approval of CECI's Executive Committee, CECI transmitted a proposed letter of intent to the Company. The proposed letter of intent contemplated a consensual merger of the Company with and into CECI. Pursuant to the proposed merger, each outstanding Share would have been exchanged for approximately two shares of CECI Common Stock in a transaction accounted for on a pooling of interests basis. Such a transaction would have represented a value of $30.25 for each Share (approximately a 20% premium to the then-prevailing market price) based upon the then current market values of the respective companies' common stocks.

   Upon its receipt of the proposed letter of intent, the Company indicated to CECI that the proposal would be considered and, after certain discussions by representatives of the parties in the intervening days, on October 2, 1991, the Company advised CECI that the Company's Board had considered CECI's proposal and that the Company had no interest in pursuing the proposed pooling of interests combination transaction.

   In August 1993, David L. Sokol, the Chairman, Chief Executive Officer and President of CECI, contacted Paul M. Pankratz, then Chairman and Chief Executive Officer of the Company in order to propose a meeting to discuss various matters of mutual interest. At a meeting in San Diego in September 1993, Mr. Sokol and Steven A. McArthur, Senior Vice President, General Counsel and Secretary of CECI, and Mr. Pankratz, Ralph W. Boeker, President of the Company, and Jon R. Peele, Executive Vice President and General Counsel of the Company, discussed principally the possibility of joint venturing or other cooperation in respect of certain pending power development projects in the Philippines and the possible sharing of legal costs and information in respect of certain domestic regulatory proceedings in which the companies had a common interest. During the course of those discussions, Mr. Sokol suggested to the Company's management that such potential cost savings were illustrative of certain of the synergies that a combination of the companies could achieve. However, no agreements or understandings were reached between CECI and the Company as a result of these discussions. In addition, at that meeting CECI suggested to the Company that it consider utilizing PKS as the Company's general contractor in respect of the Company's pending projects in the Philippines. The Company's management agreed to meet with PKS regarding its possible role as a contractor in the Philippines. The meeting between the Company and PKS was held in the fall of 1993, but no agreements or understandings were reached with PKS and no further discussions were held in respect of such matters.

   In January 1994, Mr. Sokol again contacted Mr. Pankratz by telephone in an effort to resume the foregoing discussions and, at Mr. Pankratz's suggestion, Mr. Sokol was asked to contact Mr. Boeker, the President and recently appointed Chief Executive Officer of the Company, to discuss these matters further. In an April 1994 telephone conversation between Mr. Sokol and Mr. Boeker, the possibility of cooperation with respect to international joint ventures between the companies and other possible synergies between the companies were again generally discussed, but no agreements or understandings were reached. At Mr. Boeker's suggestion, it was tentatively agreed that they would resume their discussions in July 1994.

   On or about June 20, 1994, Mr. Sokol contacted Mr. Boeker and proposed a meeting between members of management of the two companies to discuss the possible combination of CECI and the Company.

   On August 9, 1994, Mr. Sokol was advised that Mr. Boeker had declined a scheduled August 11 meeting, and that the Company's decision to cancel was principally due to the desire of the Company's management to dedicate their full attention to the pending financing of the Company's Malitbog project in the Philippines. Accordingly, Mr. Boeker suggested that he would schedule a meeting with Mr. Sokol toward the end of September 1994, which is when the Company expected to close the financing.

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   On September 15, 1994, Mr. Sokol contacted a member of the Company's
Board, in an effort to determine whether the Company had a serious interest in discussing a negotiated combination of the companies within a time frame that would recognize CECI's desire to make certain decisions regarding the strategic direction it wished to pursue in the changing global marketplace. The director stated that he was aware of certain of the past discussions between the companies, but would ask the Company's management to respond directly to Mr. Sokol's inquiry.

   Later that same day, Messrs. Pankratz and Boeker called Mr. Sokol and advised him that the closing of the financing for the Company's Malitbog project had been delayed and was expected to occur on or about November 18, 1994 and suggested that they would be available to meet with Mr. Sokol shortly after the closing of such financing. Mr. Sokol stated that CECI was considering a number of strategic alternatives, including a possible combination with the Company, and that CECI's strategic planning had reached a stage where a prompt decision concerning entering into negotiations regarding any possible combination with the Company was required. Mr. Sokol further stated his belief that it was unnecessary to wait until after the closing of the Malitbog financing because CECI was prepared to negotiate in good faith on a basis that would value the Company as though such financing had closed. Messrs. Boeker and Pankratz reiterated that they would agree to meet only after the Malitbog closing and Mr. Sokol concluded the call by reiterating CECI's need to act upon certain of its strategic alternatives on a prompt basis.

   On September 19, 1994, Mr. Sokol wrote to Messrs. Pankratz and Boeker proposing to acquire all outstanding Shares for $35 per Share comprised of $25.00 in cash and $10.00 in market value of CECI Common Stock. On September 20, 1994, Mr. Pankratz responded that the Company's Board would consider the proposal and respond after completion of its evaluation.

   During the week of September 19, 1994, representatives of CECI contacted management of The Dow Chemical Company ("Dow"), the beneficial owner of approximately 21% of the Shares, to determine Dow's reaction to CECI's proposal of September 19, 1994. The CECI representatives were told Dow was evaluating the Offer. During the week of September 26, 1994, CECI's financial representatives contacted management of Dow to inquire as to the circumstances surrounding a recent sale by Dow of 857,143 Shares for $28.25 per Share and an associated option agreement to acquire such Shares at the same price, which Dow had reported in filings with the Commission, and in particular whether any impediments existed to Dow's ability to freely dispose of such Shares and whether any structural changes to CECI's merger proposal would be helpful in this regard. Dow reported that it was considering such issues in the context of CECI's proposal.

   On September 28, 1994, after telephone discussions between CECI's financial advisors and the Company's financial advisors regarding CECI's request to arrange a meeting between the parties, Messrs. Sokol and McArthur, together with representatives from CECI's financial advisors, met with representatives from the Company's financial advisor in order to introduce CECI and to further elaborate and answer questions with respect to the details of CECI's proposal. CECI provided the representatives from the Company's financial advisors with copies of a draft merger agreement for review by the Company's Board.

   On October 3, 1994, the Company's financial advisors informed CECI's financial advisors that the Company's Board had authorized the Company to enter into a "poison pill" Rights Plan (the "Rights Agreement") at its Board meeting which concluded on such date, but that the Company's Board had also authorized the Company's financial advisors to meet with CECI's financial advisors as soon as possible and, accordingly, a meeting was scheduled for the morning of October 4, 1994. CECI subsequently learned through press reports that the Company had amended its Bylaws to require that stockholder action occur only at a regular or special meeting of stockholders rather than by way of a written consent solicitation and that the Company also had filed a complaint against CECI seeking a declaratory judgment that (i) the Company's Board had properly discharged its fiduciary duties in adopting the Rights Agreement and an amendment to the Company's Bylaws and, accordingly, such agreement and amendment were valid and binding, and (ii) the Merger Moratorium Statute (as defined below) is valid and not in violation of the Commerce Clause and Supremacy Clause of the United States Constitution.

                               15

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

   On October 4, 1994, at the meeting between CECI's financial advisors and the Company's financial advisors, the Company's financial advisors summarized the actions taken at the Company's Board meeting held on October 2, 1994 and October 3, 1994, and indicated that although the Company's Board had not rejected CECI's proposal, the Company's Board would prefer that CECI withdraw its merger proposal. The Company's financial advisors then indicated that the Company's Board believed that CECI's proposed price was too low and referenced the Company's future opportunities but declined to provide any specific information or financial analysis indicating what price the Company's Board would consider favorably with respect to a sale of the Company or as to why CECI's proposed price did not correctly value the Company's businesses.

   In light of the defensive actions taken by the Company, on October 6, 1994 the Purchaser commenced a cash tender offer for 12,400,000 Shares at $35 per Share (the "Previous Offer").

   On October 11, 1994, the Company filed with the Commission a
Solicitation/Recommendation Statement on Schedule 14D-9 (the "Previous
Schedule 14D-9") pursuant to the Exchange Act, which included the recommendation of the Company's Board that the Company's stockholders reject the Previous Offer.

   On October 13, 1994, CECI announced the filing of a preliminary proxy statement with the Commission pursuant to the Exchange Act in order to solicit written requests from the Company's stockholders for the call of a Special Meeting of the Company's stockholders (the "Special Meeting"). The purpose of the Special Meeting was to provide the Company's stockholders the opportunity to consider and vote on CECI's proposals which, if approved, would help facilitate consummation of the Previous Offer.

   On October 21, 1994, the Purchaser increased the price per Share to be paid in the Previous Offer to $38.50 per Share. On October 31, 1994, CECI learned that the Company's Board had again recommended that its stockholders reject the Previous Offer.

   On November 1, 1994, CECI announced that it had put its best offer on the table and that it intended to withdraw its acquisition proposal if it had not signed a merger agreement with the Company or received sufficient written requests to call the Special Meeting by December 2, 1994. Throughout November 1994, CECI solicited written consents for the call of the Special Meeting, which solicitation was actively opposed by the Company.

   As of the close of business on December 2, 1994, CECI had neither entered into a merger agreement with the Company nor received sufficient written requests to call the Special Meeting. Consequently, CECI announced by press release, and Mr. Sokol placed telephone calls to Messrs. Pankratz and Boeker and to a representative of Dow to advise them, that CECI had withdrawn its acquisition proposal and had terminated the Previous Offer. As a result of these telephone conversations, and follow up telephone conversations among the parties and their advisors, CECI and the Company arranged to meet the following day in New York to explore the possibility of a negotiated acquisition of the Company by CECI.

   From December 3, 1994 through the morning of December 5, 1994, representatives of CECI and the Company, together with their legal and financial advisors, met to negotiate the terms of a proposed acquisition of the Company by CECI. The Company's Board met to consider and approve the Merger Agreement and the transactions contemplated thereby on December 4 and 5, 1994. Following continued negotiations regarding the definitive agreements, the Merger Agreement was signed on the morning of December 5, 1994.

   11. PURPOSE OF THE OFFER; THE MERGER AGREEMENT.

   General. The purpose of the Offer is to acquire majority control of the Company as the first step in the acquisition of the entire equity interest in the Company. The purpose of the Merger is to acquire all Shares not beneficially owned by the Purchaser following consummation of the Offer. Pursuant to the Merger Agreement, CECI, the Purchaser and the Company have agreed to effectuate the Merger in accordance with the provisions of the Merger Agreement as promptly as practicable following consummation of the Offer. Following is a description of the material terms of the Merger Agreement.

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   The Offer and the Merger. The Merger Agreement provides for the making of the Offer by the Purchaser upon the terms and subject to the conditions set forth in this Offer to Purchase. The Merger Agreement further provides that as promptly as practicable after the satisfaction or waiver of the conditions described below (the "Effective Time"), the Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation following the Merger (the "Surviving Corporation"). As a result of the Merger, the Company will become a wholly owned subsidiary of CECI. In addition, the directors of the Purchaser immediately prior to the Effective Time will become the initial directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified.

   Conditions to the Obligations of Each Party to Effect the Merger. Consummation of the Merger is subject to certain conditions, including (i) the purchase of Shares pursuant to the Offer, (ii) approval and adoption of the Merger and the Merger Agreement by the requisite vote of the Company's stockholders, (iii) approval of the issuance of CECI Common Stock in order to effectuate the Merger by the requisite vote of CECI's stockholders, (iv) the CECI Common Stock issuable to the Company's stockholders in the Merger having been authorized for listing on the NYSE upon official notice of issuance, (v) the registration statement to be filed with the Commission by CECI on Form S-4 under the Securities Act for the purpose of registering the shares of CECI Common Stock to be issued in the Merger shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued by the Commission and remain in effect, and (vi) that there shall not be in effect (a) any judgment, decree or order issued by any Federal, state or local court of competent jurisdiction, or (b) any statute, rule or regulation enacted or promulgated by any Federal, state, local or legislative, administrative or regulatory body of competent jurisdiction, that in either of cases (a) or (b) prohibits the consummation of the Merger or makes such consummation illegal.

   The Merger Consideration. In the Merger, each outstanding Share (other than Shares held by CECI, the Purchaser or any other direct or indirect subsidiary of CECI, Shares held in the treasury of the Company and Shares held by stockholders who properly exercise dissenters' rights under the
NGCL), will be converted into the right to receive, at CECI's option, either
(i) the All Cash Component Amount, net in cash, without interest thereon, or
(ii) both (A) the Mixed Cash Component Amount, net in cash, without interest thereon, and (B) the number of fully paid and nonassessable shares of CECI Common Stock equal to the quotient of (I) $39.00 less (II) the Mixed Cash Component Amount divided by the Average Closing Price.

   The foregoing formula for determining the consideration to be paid in the Merger was determined so that (i) if CECI determines to pay the Merger Consideration with a combination of cash and CECI Common Stock, the consideration paid by CECI in the Offer and the Merger would consist, on a blended basis, of $28.50 per Share in cash and $10.50 per Share in market value of CECI Common Stock, based on the Average Closing Price and subject to the Collar Provision, and (ii) if CECI determines to pay only cash consideration in the Merger, the blended consideration paid by CECI in the Offer and the Merger would be $38.75 per Share. The consideration to be paid in the Offer and the Merger, including the terms of the Collar Provision, was negotiated on an arms' length basis between CECI and the Company. The purpose of the Collar Provision is to limit the number of shares of CECI Common Stock required to be issued in the Merger if the Average Closing Price is less than $14.27 and to establish a minimum number of shares of CECI Common Stock required to be issued in the Merger if the Average Closing Price exceeds $18.73. It is CECI's current intention to pay the Merger Consideration solely in cash, although such intention is subject to change based on market conditions and other factors.

   Company Stock Options. Each option outstanding immediately prior to the Effective Time under the Company Stock Option Plans (as defined in the Merger Agreement), whether or not then exercisable, shall be cancelled by the Company and, in exchange therefor, each holder of any such option shall be entitled to receive from the Company at the Effective Time, or as soon as practicable thereafter, an amount in cash equal to the product of (x) the number of Shares previously subject to such option and (y) the excess, if any, of $39.00 or, if CECI has elected the All Cash Component Amount, $38.75, over the exercise price per Share previously applicable to such option. Each unvested share of deferred stock

                               17

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under the Company's 1994 Equity Participation Plan (as defined in the Merger
Agreement) or as otherwise described in the Company Disclosure Schedule (as defined in the Merger Agreement) outstanding immediately prior to the Effective Time (each, a "Deferred Share") shall be cancelled by the Company and each holder of a cancelled Deferred Share shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company an amount in cash equal to $39.00 or, if CECI has elected the All Cash Component Amount, $38.75.

   Board Representation. The Merger Agreement provides that, subsequent to consummation of the Offer, the Purchaser will be entitled to that percentage of the number of seats on the Company's Board (rounded to the nearest whole seat) as reflects the percentage of the outstanding Shares then owned by the Purchaser, but in no event less than a majority of the entire Board of Directors of the Company (regardless of vacancies). In order to provide the Purchaser with such representation on the Company's Board, the Company may be required to increase the size of the Company's Board or to secure the resignation of one or more directors; provided, however, that such resignations will not cause the number of Disinterested Directors (as defined below) to be less than two. If the Purchaser acquires Shares pursuant to the Offer and determines to obtain majority representation on the Company's Board, the Company will be required to send to stockholders the information required by Rule 14f-1 under the Exchange Act, and CECI and the Purchaser will be required to furnish to the Company all such information with respect to itself and its directors, officers and affiliates. Following the election or appointment of the Purchaser's nominees and prior to the Effective Time, any amendment of the Merger Agreement or the Company's Articles of Incorporation or Bylaws, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of CECI or the Purchaser, or waiver of any of the Company's rights under the Merger Agreement, and any other consent or action of the Company's Board under the Merger Agreement will require the concurrence of a majority (which shall be at least two) of the directors of the Company then in office who are not designees of CECI or the Purchaser ("Disinterested Directors").

   CECI has agreed to use its best efforts to nominate and cause up to two nominees of the Company to be elected or appointed as members of CECI's Board of Directors.

   Other Proposals. The Merger Agreement further provides that neither the Company nor any of its subsidiaries, or any of their respective directors, officers, agents, financial advisors or otherwise may, directly or indirectly, solicit, initiate or knowingly encourage the submission of proposals or offers from any person relating to any Competing Transaction (as defined below), or participate in any negotiations regarding, or furnish to any other person any information (except for information which has been previously publicly disseminated by the Company in the ordinary course of business) with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Company's Board may (i) review and act upon (which actions may include, without limitation, providing confidential information, negotiating a transaction and entering into an agreement for a transaction) an unsolicited proposal by any other person relating to any of the transactions referred to in the preceding sentence, if the Company's Board determines in good faith, after consultation with and based upon the advice of its financial and legal advisors, that failing to review and act upon such proposal would constitute a breach of fiduciary duty, and (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and such review, conduct or compliance will not violate the Merger Agreement. "Competing Transaction" shall mean any of the following involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 50% or more of the Shares or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire benefical ownership of, 50% or more of the Shares; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                               18

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   The Company has agreed to notify CECI immediately if any inquiries are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company, in each case in connection with any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, the Company or any subsidiary.

   Representations and Warranties. The Merger Agreement contains customary representations and warranties of the parties thereto, including representations by each of the Company and CECI as to the absence of certain changes or events concerning its business, compliance with law, approval of the Offer and the Merger by the Company for purposes of certain Nevada antitakeover statutes, energy regulatory status, environment, employee benefit plans, insurance, taxes, related party transactions, the status of development and construction projects and the status of operating projects.

   Certain Covenants of the Company, CECI and the Purchaser. The Company has agreed that, prior to the Effective Time, unless CECI shall otherwise consent in writing and except as is otherwise permitted by the Merger Agreement, the businesses of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company will use its best efforts to preserve substantially intact its business organization, to keep available the services of its present officers, employees and consultants and to preserve its present relationships with customers, suppliers and other persons with which it or any of its subsidiaries has significant business relations. Except as contemplated by the Merger Agreement, the Company has agreed that neither it nor any of its subsidiaries will, prior to the Effective Time, directly or indirectly, do any of the following without the prior written consent of CECI: (a) (i) issue, sell, pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any Shares or shares of its subsidiaries' capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries' capital stock, or any other ownership interest (except with respect to Shares previously reserved for issuance as disclosed in Section 4.03 of the Merger Agreement); (ii) amend or propose to amend its articles of incorporation or bylaws or equivalent organizational documents; (iii) split, combine or reclassify any of its outstanding common stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to the common stock; (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock, except in the performance of its obligations under existing employee plans; or (v) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this section (a);
(b) (i) acquire (by merger, consolidation, or acquisition of stock, partnership interests or assets) any corporation, partnership or other business organization or division thereof or any other interests in operating properties; (ii) except in the ordinary course of business and in a manner consistent with past practices, sell, pledge, lease, transfer, dispose of, or encumber or authorize or propose the sale, pledge, lease, transfer, disposition or encumbrance of any of its or its subsidiaries' assets (including intangible assets); (iii) create, incur, assume or guarantee any indebtedness or other similar obligation, or enter into any contract or agreement, except in the ordinary course of business and consistent with past practice; (iv) enter into any new line of business or make any bid or enter into any commitment in respect of any new or proposed projects; (v) prepay or refinance any part of the principal or interest of any existing indebtedness before the due date thereof; (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity, except for endorsements in the ordinary course of business in connection with the deposit of items for collection; (vii) make any loans, advances or capital contributions to or investments in any person or entity; (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, material lease or commitment; (ix) make or commit to or guarantee any single capital expenditure or obligation which is not consistent with past practice and currently budgeted; or (x) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this section (b); (c) take any action other than in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the grant of any severance or termination pay (otherwise than pursuant to policies of the Company or any of its subsidiaries in effect on November 30,
1994) or with respect to any increase of benefits payable under its severance or

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termination pay policies in effect on November 30, 1994; (d) make any payments (except in the ordinary course of business and in amounts and in a manner consistent with past practice) under any of its employee plans to any of its or its subsidiaries' employees, independent contractors or consultants, enter into any new employee plan, any new employment or consulting agreement, grant or establish any new awards under such plan or agreement, or adopt or otherwise amend any of the foregoing; (e) take any action except in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to accounting policies or procedures (including without limitation its procedures with respect to the payment of accounts payable);
(f) before the purchase of Shares pursuant to the Offer and other than pursuant to the Merger Agreement, take any action to cause the shares of its common stock to cease to be listed on the NNM; (g) cause or permit any of their current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless forthwith upon notice of such termination, cancellation or lapse, the Company or such subsidiary used its best efforts to obtain commercially reasonable replacement policies from the same or comparable insurers providing coverage which is the same as or comparable to that provided under the cancelled, terminated or lapsed policies; (h) enter into any agreement or transaction with any affiliate of the Company upon terms and conditions less favorable to the Company or such affiliate than could be obtained on an arm's length basis, except for agreements or transactions in the ordinary course of business and consistent with past practice; (i) settle any material pending litigation; or (j) enter into any oral or written agreement, contract, commitment, arrangement or understanding with respect to any of the foregoing.

   Notwithstanding the foregoing: (i) the Company may close the financing of its Malitbog project without the prior consent of CECI provided that CECI has been given the opportunity to review the relevant financing documents and the Company has given CECI at least two days prior notice of the anticipated closing date; (ii) the Company may make and commit to ordinary course budgeted operational capital and other expenditures relating to projects in operation or construction without the consent of CECI; (iii) the Company may make planned capital and operational expenditures with respect to its Malitbog project, without the consent of CECI; (iv) the Company will not make any capital or other expenditures in excess of $500,000 in the aggregate with respect to its Nevada Power Pumped Storage contract, its Alto Peak contract and any other contract related to a development project without prior consultation with CECI and CECI's consent; (v) the Company may honor all existing contractual obligations relating to projects in operation or construction without the consent of CECI; and (vi) the Company will not incur any additional indebtedness (secured or unsecured) or make new project or capital commitments in excess of $1,000,000 without prior consultation with CECI and CECI's consent.

   CECI has agreed that, prior to the Effective Time, unless the All Cash Component election has been made or unless the Company shall otherwise consent in writing, and except as is otherwise permitted by the Merger Agreement, neither CECI nor any of the CECI Subsidiaries shall, directly or indirectly, do any of the following: (a) (i) issue or sell, or propose the issuance or sale of, any shares of its or its subsidiaries' capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries' capital stock, or any other ownership interest (except with respect to CECI Common Stock previously reserved for issuance as disclosed in Section 3.03 of the Merger Agreement) if (A) the proceeds of any such issuance or sale ("Proceeds") exceed $50,000,000, and (B) such Proceeds are not applied, if necessary, so as to allow CECI to exercise the All Cash Component election; (ii) split, combine or reclassify any of its outstanding common stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to the common stock; (iii) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock, except in the performance of its obligations under existing employee plans or pursuant to a repurchase program under Rule 10b-18 promulgated under the Exchange Act; or (iv) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this section (a); (b) in the case of CECI, merge or consolidate with or into another person or engage in a recapitalization or other similar extraordinary business transaction; (c) make any material change in accounting policies, other than as required by generally accepted accounting principles; or (d) enter into any oral or written agreement, contract, commitment, arrangement or understanding with respect to any of the foregoing.

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   Access to Information. The Merger Agreement provides that through the
Effective Time, each of CECI and the Company shall, and shall cause their respective subsidiaries, officers, directors, employees, auditors, attorneys and agents to, afford the officers, employees, auditors, attorneys and agents of the other party (the "Respective Representatives") complete access at all reasonable times and on reasonable notice to its officers, employees, agents, accountants, properties, offices and other facilities and to all books and records, and shall furnish such Respective Representatives with all financial, operating and other data and information and all information relating to the regulatory status of its plants (whether held by it, a subsidiary, or agents thereof) as the other party, through its officers, employees, agents or accountants, may reasonably request. All information obtained by CECI or the Company is required to be kept confidential in accordance with confidentiality agreements dated December 4, 1994 entered into between CECI and the Company.

   Employee Benefits. The Merger Agreement provides that CECI shall cause the Surviving Corporation and its subsidiaries to (x) honor all employment, change in control, deferred compensation, pension, retirement and severance agreements in effect on December 5, 1994 between the Company or one of its subsidiaries and any employee of the Company or one of its subsidiaries, or maintained for the benefit of any employee of the Company or one of its subsidiaries, and (y) honor all bonus determinations for the fiscal year ending December 31, 1994 made by the Company or any of its subsidiaries prior to December 5, 1994 with respect to the bonus plans and arrangements of the Company and its subsidiaries. For a period of one year commencing on the Effective Time, CECI shall cause the Surviving Corporation to provide active employees of the Company and its subsidiaries with benefits (including, without limitation, welfare benefits) that are no less favorable, taken as a whole, than the benefits provided under the Company Benefit Plans (as defined in the Merger Agreement) (other than equity-based plans and bonus plans) as in effect immediately prior to the Effective Date. To the extent that service is relevant for eligibility, vesting or benefit calculations or allowances (including, without limitation, entitlements to vacation and sick days) under any plan or arrangement maintained in order to provide the benefits described in the preceding sentence, such plan or arrangement shall credit employees for service on or prior to the Effective Time with the Company or any of its subsidiaries. CECI shall as promptly as practicable after the Effective Time cause the Surviving Corporation to (or the Company may prior to the Effective
Time) amend each demand note made in favor of the Company by an employee of the Company or one of its subsidiaries to provide that (x) such demand note will not be repayable on demand from the Company and (y) upon the involuntary termination without cause of the employment of such employee, all sums owed under such demand note shall be payable in equal quarterly installments over a period of not less than 36 months. With respect to each employee of the Company (other than employees of the Company which are parties to a "change in control" or "severance" agreement) who is, within the one year period following the closing of the Offer, either (i) terminated without cause or
(ii) terminated as a result of a reduction in force, CECI shall cause the Surviving Corporation to make the following payments: (1) if, upon the effective date of such employee's termination, such employee has less than one year's service with the Company, a payment equal to three months base salary plus an amount equal to one-fourth of the prior year's targeted bonus for such employee, payable in twelve equal installments over the twelve months following such termination; or (2) if, upon the effective date of such employee's termination, such employee has one year or more of service with the Company, a payment equal to six months base salary plus an amount equal to one-fourth of the prior year's targeted bonus for each such employee, payable in twelve equal installments over the twelve months following such termination. For the purposes of subclauses (1) and (2), if an employee was not eligible for a bonus in the referenced prior year, then the targeted bonus for the current year shall be used. An employee shall not be eligible for the payments specified in subclauses (1) or (2) if such employee's termination relates to a reduction in force referred to subclause (ii) above and such employee has been offered a comparable position (in terms of compensation) by CECI at any location; provided, however, that no such amounts referenced in (1) and (2) will be payable if, in the good faith determination of the Company, the employee's job performance did not merit continued employment or offer of relocation to a comparable position. An employee may not receive the foregoing severance payments and simultaneously receive any severance payments under the Company's severance policy described in the first two sentences of this paragraph.

                               21

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   Disposition of Pending Litigation.  The Merger Agreement provides that the parties will jointly file a stipulation of dismissal without prejudice of, or take other reasonable steps necessary to terminate without prejudice, the action entitled Magma Power Company v. California Energy Company, Inc., et al., Case No. CV-N-94-00719-DWH, pending in the United States District Court for the District of Nevada, including any and all claims and counterclaims asserted against the Company, its directors, its officers, CECI and the Purchaser, with each party bearing its own costs and attorneys' fees.

   Amendment. The Merger Agreement may be amended by action taken by CECI and the Purchaser, and by action taken by or on behalf of the Company's Board at any time before the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would materially adversely impact the interests of the Company's stockholders or reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger.

   Termination. The Merger Agreement provides that it may be terminated at any time before the Effective Time in the following circumstances: (a) by mutual consent of the Boards of Directors of CECI and the Company; or (b) by the Company or CECI if the Offer shall not have been consummated by February 28, 1995; or (c) by the Company or CECI if the Effective Time shall not have occurred on or prior to September 30, 1995; or (d) by either CECI or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or (e) by CECI if (i) the Company's Board withdraws, modifies or changes its recommendation of the Merger Agreement or any of the transactions contemplated thereby or shall have resolved to do any of the foregoing or (ii) the Company's Board recommends to the holders of Shares any proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by the Merger Agreement; or (f) by CECI if, without the Company's consent, any person has acquired beneficial ownership or the right to acquire beneficial ownership of or any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) has been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 10% of the Shares; or (g) by the Company or CECI if (i) a corporation, partnership, person or other entity or group shall have made a bona fide offer that the Company's Board determines in its good faith judgment and in the exercise of its fiduciary duties, after consultation with and based upon the advice of its financial and legal advisors, is more favorable to the Company's stockholders than the Offer and the Merger or (ii) any person (including, without limitation, the Company or any affiliate thereof), other than CECI or any affiliate of CECI, shall have become the beneficial owner of more than 50% of the then outstanding Shares; or (h) by either CECI or the Company if the other party shall have breached the Merger Agreement in any material respect and such breach continues for a period of ten days after the receipt of notice of the breach from the nonbreaching party.

   Termination Fee For CECI. The Merger Agreement provides that if it is terminated pursuant to clauses (e) or (g) or terminated by CECI pursuant to clause (h) of the preceding paragraph, the Company will be required to pay CECI a termination fee of $8,000,000 plus CECI's actual documented out-of-pocket expenses incurred since September 13, 1994 in connection with the Merger Agreement and the transactions contemplated thereby, including, without limitation, legal and professional fees and expenses.

   Termination Fee For The Company. The Merger Agreement provides that if by December 19, 1994, CECI has not delivered to the Company either a revised Commitment Letter (as defined below) or definitive loan documentation reflecting the financing contemplated by such Commitment Letter which, in each case, (i) does not contain any due diligence conditions regarding CECI and the Company and its subsidiaries and (ii) has a definition of "material adverse effect" and/or "material adverse change" that substantially conforms in all material respects with the definition of Material Adverse Effect (other than as provided in subclause (i) of the definition provided below) contained in the Merger Agreement with

                               22

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

respect to CECI and the Company, then CECI will be required to pay the Company a termination fee of $8,000,000 if (i) the Offer expires or is terminated without the Purchaser having accepted for payment the Shares tendered pursuant thereto or (ii) the Merger Agreement is terminated by either CECI or the Company because the Offer has not been consummated by February 28, 1995 ((i) and (ii) collectively, the "Offer Termination Events"); provided, however, that the $8,000,000 termination fee will not be required to be paid if failure to consummate the Offer results from one or more of the following: (i) a Material Adverse Effect with respect to the Company shall exist or shall have occurred and be continuing on or prior to the relevant Offer Termination Event; (ii) the Company shall have materially breached the Merger Agreement and CECI shall have terminated the Merger Agreement pursuant to clause (h) of the paragraph entitled "Termination" above; or (iii) generally accepted accounting principles would require a restatement of the Company's audited financial statements contained in the Company SEC Reports (as defined in the Merger Agreement).

   When used in connection with CECI and the Purchaser, the term "Material Adverse Effect" means any change or effect, when taken together with all other adverse changes and effects relating to CECI or the Purchaser, which are not individually or in the aggregate deemed to have a Material Adverse Effect, that is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of CECI and its subsidiaries taken as a whole; provided, however, that the occurrence of any or all of the following shall not constitute a Material Adverse Effect: (i) any change in any law applicable to CECI or any CECI subsidiary or by which any property or asset of CECI or any CECI subsidiary is bound, (ii) a failure to receive any contract for which CECI or any CECI subsidiary has submitted or will submit a competitive bid, (iii) the loss of any contract or arrangement (whether by revocation, lapse or invalidity) with respect to a project that CECI or a CECI subsidiary has under development, other than any such loss resulting from a breach by CECI of the representations and warranties set forth in Section 3.22 or 3.23 of the Merger Agreement (relating to the status of CECI's development and construction projects and its operating projects), (iv) a failure to close any public or private financing of any project in which CECI or any CECI subsidiary owns a direct or indirect interest or (v) the termination of the employment of any employee, officer, director or consultant of CECI or any CECI subsidiary.

   When used in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect" means any change or effect, when taken together with all other adverse changes and effects relating to the Company and its subsidiaries, that is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company and the subsidiaries taken as a whole; provided, however, that the occurrence of any or all of the following shall not constitute a Material Adverse Effect: (i) any change in any law applicable to the Company or any subsidiary or by which any property or asset of the Company or any subsidiary is bound, (ii) a failure to receive any contract or award for which the Company or any subsidiary has submitted or will submit a competitive bid, (iii) the loss of any contract or arrangement (whether by revocation, lapse or invalidity) with respect to a project that the Company or any subsidiary has under development, other than any such loss related to the Malitbog project or Fish Lake project and other than any such loss resulting from a breach by the Company of the representations and warranties set forth in Sections 4.22 and 4.23 of the Merger Agreement (relating to the status of the Company's development and construction projects and its operating projects), (iv) an unfavorable ruling by the California Public Utilities Commission with respect to the Company's California plants under the pending Biennial Resource Plan Update, (v) a loss of, or unfavorable ruling in, the Company's pending litigation against Southern California Edison Company, but only insofar as such litigation seeks to increase the energy price payable for deliveries over nameplate capacity and not insofar as any unfavorable ruling affects the validity or enforceability of any contract subject thereto or the enforceability of any material term thereof,
(vi) a failure to close any public or private financing of any project in which the Company or any subsidiary owns a direct or indirect interest (other than as a result of a loss with respect to the Malitbog project or the Fish Lake project or as a result of a breach by the Company of the representations and warranties set forth in Section 4.22 or 4.23 of the Merger Agreement (relating to the status of the Company's development and construction projects and its operating projects)), or (vii) the termination of the employment of any employee, officer, director or consultant of the Company or any subsidiary.

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

   Miscellaneous. The Merger Agreement contains customary indemnification provisions pursuant to which the directors, officers, employees, fiduciaries and agents of the Company and its subsidiaries are required to be indemnified to the fullest extent permitted by applicable law, and regardless of whether the Merger becomes effective, by the Company and, after the Effective Time, by the Surviving Corporation and CECI, from costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages, and liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the transactions contemplated by the Merger Agreement, including liabilities under the securities laws in connection with the Merger. In addition, except as set forth above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses.

   The foregoing description of the Merger Agreement is qualified in its entirety by reference to the text of the Merger Agreement, which has been filed by the Purchaser and CECI as Exhibit (c)(3) to the Tender Offer Statement on Schedule 14D-1 of the Purchaser and CECI filed with the Commission in connection with the Offer (the "Schedule 14D-1"). Such Exhibit may be examined, and copies may be obtained, in the manner set forth in
Section 8 of the Offer to Purchase (except that it will not be available at the regional offices of the Commission).

   Confidentiality and Standstill Agreements. CECI and the Company have entered into a confidentiality agreement, dated December 4, 1994, pursuant to which CECI has agreed to maintain the confidentiality of proprietary information that may be disclosed to CECI and its representatives in connection with the transactions contemplated by the Merger Agreement. In addition, CECI and the Company have entered into a standstill agreement, dated December 5, 1994 (the "Standstill Agreement"), pursuant to which CECI has agreed that neither CECI nor any of its subsidiaries will, for a period of three years from December 5, 1994, among other things, acquire any securities of the Company or participate in any proxy solicitation with respect to voting securities of the Company, except in connection with the Offer and the Merger or a tender offer for all Shares at a price no less than $38.75 per Share net to the seller in cash.

   Required Vote. The Purchaser intends to vote all Shares held by it following consummation of the Offer in favor of the Merger. Accordingly, if the Purchaser acquires a majority of the outstanding Shares pursuant to the Offer or otherwise, it will, under Nevada law as currently in effect, have sufficient Shares to approve the Merger without the affirmative vote of any other stockholder.

   Dissenters' and Related Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, in the event the Merger is consummated, any Shares held by a holder who has demanded and perfected such holder's demand for appraisal of such holder's Shares in accordance with the NGCL and as of the Effective Time has neither effectively withdrawn nor lost such holder's right to such appraisal will not be converted into or represent a right to receive the consideration pursuant to the Merger Agreement, but the holder thereof shall be entitled to only such rights as are granted by the NGCL. If any holder of Shares who demands appraisal of such holder's shares under the NGCL shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive the consideration pursuant to the Merger Agreement, without interest thereon, upon surrender of the certificate or certificates representing such Shares.

   The Company will give CECI (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, and withdrawals of such demands, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NGCL. The Company shall not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of CECI, settle or offer to settle any such demands.

   The Purchaser cannot make any representation as to the outcome of such appraisal of fair value as determined by the Nevada courts in connection with the Merger, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or equivalent to, the

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consideration per Share provided in the Offer. In an appraisal proceeding, moreover, the Purchaser may argue that for purposes of such proceeding the fair value of the Shares in connection with the Merger is less than the consideration per Share provided in the Offer.

   The Minimum Tender Condition. The Minimum Tender Condition requires that the number of Shares tendered and not withdrawn before the expiration of the Offer, together with the Shares beneficially owned by the Purchaser, represent at least a majority of the Shares outstanding on a fully diluted basis. According to the Merger Agreement, as of September 30, 1994, there were 24,042,915 Shares outstanding. According to the Merger Agreement, as of December 2, 1994, there were 582,478 Shares reserved for issuance pursuant to options and deferred stock awards under the Stock Option Plans (as defined in the Merger Agreement), or otherwise described in the Company Disclosure Schedule, and there were 996,943 Shares reserved for future issuance under the Stock Option Plans. The Purchaser beneficially owns 200,000 Shares, representing, based on information in the Merger Agreement, approximately 1% of the outstanding Shares and approximately 1% of the outstanding Shares on a fully diluted basis, in each case excluding treasury shares. The Shares beneficially owned by the Purchaser and CECI were acquired in open market purchases. For purposes of the Offer, "fully diluted basis" assumes that all outstanding stock options and deferred stock awards are presently exercisable.

   Based on the foregoing and assuming no additional Shares or rights to acquire Shares have been issued since September 30, 1994 (other than Shares issued pursuant to the exercise of the stock options referred to above and deferred stock options), if the Purchaser purchases 12,400,000 Shares (the "Minimum Number of Shares") pursuant to the Offer, the Minimum Tender Condition would be satisfied. The Purchaser is only seeking to purchase the Minimum Number of Shares pursuant to the Offer. If for any reason the purchase of 12,400,000 Shares pursuant to the Offer would not satisfy the Minimum Tender Condition, the Purchaser may elect, subject to complying with applicable rules and regulations of the Commission, (i) to purchase additional Shares in the Offer such that the aggregate number of Shares purchased pursuant to the Offer would satisfy the Minimum Tender Condition,
(ii) to terminate the Offer, not accept for payment any Shares and return all tendered Shares to tendering stockholders or (iii) to waive or reduce the Minimum Tender Condition and waive any or all other conditions and accept for payment all Shares validly tendered and not withdrawn.

   Rule 13e-3. The Merger will have to comply with any applicable federal law. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

   Plans for the Company. In connection with the Offer, CECI and the Purchaser have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider in the event that the Purchaser acquires control of the Company, whether pursuant to the Offer or otherwise. In addition, CECI and the Purchaser intend to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company's business, corporate structure, certificate of incorporation, Bylaws, capitalization, management or dividend policy. The Purchaser will not be able to effect any such changes or transactions until it has purchased Shares pursuant to the Offer and obtained control of the Company's Board.

   Except as indicated in this Offer to Purchase, the Purchaser has no present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization,

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

liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure or business or the composition of the Company's Board or the Company's management or personnel.

   12. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, tendered Shares, or may, in the sole discretion of the Purchaser, terminate or amend the Offer as to any Shares not then paid for if (i) at the Expiration Date the Minimum Tender Condition or the Financing Condition shall not have been satisfied or (ii) on or after December 9, 1994 and at or before the acceptance of payment for any of such Shares, any of the following events shall occur:

       (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by the Purchaser or any other affiliates of CECI, the consummation by the Purchaser of the Merger or seeking to obtain material damages, (ii) seeking to prohibit the ownership or operation by the Purchaser of all or any material portion of the business or assets of the Company and its subsidiaries or of the Purchaser, or to compel the Purchaser to dispose of or hold separately all or any material portion of the business or assets of the Purchaser or the Company or any of its subsidiaries or seeking to impose any material limitation on the ability of the Purchaser or any other affiliates of CECI to conduct their business or own such assets, (iii) seeking to impose or confirm limitations on the ability of the Purchaser or any other affiliates of CECI effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired by any such person on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by the Purchaser or any other affiliates of CECI of any Shares, or (v) seeking any material diminution in the benefits expected to be derived by the Purchaser or any affiliates of CECI as a result of the transactions contemplated by the Offer or the Merger.

       (b) there shall be any action taken, or any statute, rule, regulation, interpretation, judgment, order or injunction, enacted, enforced, promulgated, amended, issued or deemed applicable (i) to the Purchaser or
    (ii) to the Offer or the Merger by any court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

       (c) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) any person, entity (including the Company or any of its subsidiaries) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% or any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or 13G on file with the Commission on December 5, 1994, (ii) any such person, entity or group which before December 5, 1994 had filed such a Schedule with the Commission, has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of an additional 5% or more of any class or series of capital stock of the Company (including the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of an additional 5% or more of any class or series of capital stock of the Company (including the Shares); provided, however, that if such person or group acquired the Shares without the Company's consent and the Company has not taken any action under its Rights Plan to exempt such acquisition from the terms thereof, the foregoing condition shall be inapplicable.

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

       (d) the Company shall have failed to comply in any material respect with any of its obligations under the Agreement or any representation or warranty of the Company in such Agreement shall not be true and correct in any material respect and such failure to comply or be true and correct shall have a Material Adverse Effect;

       (e) a Material Adverse Effect with respect to the Company shall have occurred;

       (f) this Agreement shall have been terminated in accordance with its terms; or

       (g) the Company's Board shall have withdrawn, modified or amended in any unfavorable respect its recommendation of the Offer or shall have resolved to do so or shall have entered into an agreement with a third party with respect to a Competing Transaction;

which, in the good faith judgment of CECI or the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by CECI and the Purchaser) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

   The foregoing conditions are for the sole benefit of CECI and the Purchaser and may be asserted by CECI or the Purchaser or may be waived by CECI or the Purchaser in whole or in part at any time and from time to time in its sole discretion.

   13. SOURCE AND AMOUNT OF FUNDS. The Purchaser estimates that the total amount of funds required to purchase all Shares sought pursuant to the Offer will be approximately $483.6 million. The Purchaser estimates that approximately an additional $212.5 million will be required to effectuate the Merger or, if CECI elects to pay only cash consideration in the Merger, approximately an additional $463 million will be required. The Purchaser will obtain such funds through borrowings from commercial banks and other financial institutions; through a capital contribution by CECI from CECI's general corporate funds, which at September 30, 1994 aggregated $316.3 million; and, if the Purchaser elects to pay only cash consideration in the Merger, through a public offering or private placement of CECI Common Stock or other equity securities of CECI. It is CECI's current intention to pay the Merger Consideration solely in cash, although such intention is subject to change based on market conditions and other factors.

   The Purchaser anticipates that approximately one-half of the cash required to purchase Shares pursuant to the Offer and the Merger will be provided through a secured bank credit facility on terms and conditions to be determined. CECI has received a fully underwritten financing commitment letter from Credit Suisse (the "Commitment Letter") which states that Credit Suisse will provide, on specified terms and subject to customary conditions, up to $500,000,000 in secured bank financing in connection with the Offer and the Merger. Such funds, together with a portion of CECI's general corporate funds, will be sufficient to pay the cash portion of the consideration for the Offer and the Merger and related expenses.

   The Commitment Letter contemplates (i) a facility of up to $250,000,000 to capitalize the Purchaser for the purpose of financing the Offer (the "Tender Facility") and (ii) facilities of up to $500,000,000 for, among other things, refinancing the Tender Facility and effectuating the Merger (the "Merger Facilities" and, together with the Tender Facility, the "Facilities").

   The term of the Tender Facility will be 12 months, extendible for a term of up to three years from the initial funding at the mutual consent of CECI and Credit Suisse. The Tender Facility will be a margin loan collateralized by the Shares purchased pursuant to the Offer and subject to Regulation U promulgated under the Exchange Act.

   The Merger Facilities will be composed of (i) up to a 6-year amortizing term loan ("Term Loan A") in an expected amount of up to $500,000,000 less the amount of Term Loan B (as defined below) and (ii) up to a 8-year amortizing term loan ("Term Loan B") in an expected amount not to be less than $150,000,000. The Merger Facilities are to be amortized from internally generated funds of the Company and will be secured by an assignment and pledge of the stock of the Company and all unencumbered assets of the Company.

                               27

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

   Interest on loans borrowed under the Facilities will be payable at spreads of 2.50% above LIBOR (adjusted for reserves) or 1.25% above Base Rate for loans under the Tender Facility, 2.50% above LIBOR (adjusted for reserves) or 1.50% above Base Rate for Term Loan A, and 3.00% above LIBOR (adjusted for reserves) or 2.00% above Base Rate for Term Loan B. CECI may elect to incur loans at either LIBOR or Base Rate.

   Credit Suisse's commitment to provide the Facilities is subject to certain customary conditions, including without limitation (a) a capital investment in the Purchaser in an amount and form satisfactory to Credit Suisse, (b) the absence of certain material adverse changes and (c) Credit Suisse's satisfaction with its due diligence with respect to CECI and the Company.

   The definitive documentation relating to the Facilities will contain representations, warranties, covenants, events of default and conditions customary for transactions of this size and type.

   CECI has agreed to pay certain fees to Credit Suisse with respect to the Facilities which, in the aggregate, are not material to the transactions described herein.

   The foregoing description of the Commitment Letter is qualified in its entirety by reference to the text thereof filed as Exhibit (b)(1) to the
Schedule 14D-1 of the Purchaser and CECI filed with the Commission in connection with the Offer, copies of which may be obtained from the offices of the Commission in the manner set forth in Section 8 of the Offer to Purchase (except that such information will not be available at the regional offices of the Commission). When definitive agreements relating to the Facilities are executed, copies will be filed as exhibits to amendments to the Schedule 14D-1.

   14. DIVIDENDS AND DISTRIBUTIONS. If, on or after the date of this Offer to Purchase, the Company should split, combine or otherwise change the Shares or its capitalization, or shall disclose that it has taken any such action, then, subject to the provisions of Section 12, the Purchaser may, in its sole judgment, make such adjustments as it deems appropriate to reflect such split, combination or other change in the purchase price and the other terms of the Offer (including, without limitation, the number and type of securities offered to be purchased, the amounts payable therefor and the fees payable hereunder).

   If, on or after the date of this Offer to Purchase, the Company should declare or pay any cash or stock dividend or other distribution on or issue any rights with respect to the Shares, payable or distributable to stockholders of record on a date before the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares accepted for payment pursuant to the Offer, then, subject to the provisions of Section 12, (i) the purchase price per Share payable by the Purchaser pursuant to the Offer will be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such non-cash dividend, distribution or right will be received and held by the tendering stockholder for the account of the Purchaser and shall be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

   The Company has agreed in the Merger Agreement not to take any of the foregoing actions without the prior written consent of CECI.

   15. CERTAIN LEGAL MATTERS. Except as otherwise disclosed herein, on the basis of an examination of publicly available filings with respect to the Company, the Purchaser is not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought. The Purchaser is unable to predict whether it may determine that it is required to delay the acceptance for payment of Shares pursuant to the Offer pending such approval or other action. There cannot be any assurance that any such approval or other action, if needed, would be obtained without

                               28

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

substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken, any of which could cause the Purchaser to elect to terminate the Offer pursuant to Section 12.

   Pending Litigation. On October 3, 1994, the Company filed a complaint entitled Magma Power Company v. California Energy Company, Inc., Case No. CV-N-94-06160, against CECI in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. The complaint seeks a declaratory judgment that (i) the Company's Board properly discharged its fiduciary obligations in adopting the Rights Agreement and an amendment to the Company's Bylaws and, accordingly, such documents were valid and binding, and (ii) the Merger Moratorium Statute is valid and not in violation of the Commerce Clause and Supremacy Clause of the United States Constitution. CECI removed this action to the United States District Court for the District of Nevada (Case No. CV-N-94-00719-DWH).

   On October 17, 1994, CECI filed its answer and counterclaims in response to the Company's complaint. The counterclaims name the Purchaser as an additional counterclaim plaintiff and the Company's directors as counterclaim defendants in addition to the Company. CECI's counterclaims seek primarily:
(i) a declaratory judgment that certain actions taken by the Company, including the amendment to the Company's Bylaws purporting to preclude the Company stockholders from taking action by written consent, and implementation of its "poison pill" Rights Agreement, are void and ultra vires, and constitute a breach of fiduciary duty by the Company's Board; (ii) an injunction requiring the Company's Board to rescind the amendment to the Company's Bylaws which purports to eliminate the power of stockholders to act by written consent, the "golden parachute" severance agreements granted to 15 members of the Company's management and the indemnification agreements granted to each member of the Company's Board; (iii) an injunction enjoining the operation of the "poison pill" Rights Agreement and directing the Company's Board to redeem the "Rights" provided for in that Agreement; (iv) a declaratory judgment that the Merger Moratorium Statute is unconstitutional under the Supremacy Clause and the Commerce Clause of the United States Constitution; (v) an injunction enjoining the Company's Board from invoking the terms of the Merger Moratorium Statute or otherwise obstructing the Offer; and (vi) an injunction requiring the Company to correct all false and misleading statements in the Previous Schedule 14D-9 and the amendments thereto.

   On October 17, 1994, the Company filed an amended complaint, which, in addition to the relief requested in its original complaint, seeks (i) declaratory and injunctive relief with respect to certain purportedly false and misleading disclosures in CECI's and the Purchaser's Schedule 14D-1 and the Offer to Purchase therein; and (ii) declaratory and injunctive relief with respect to certain allegedly false and misleading statements made in CECI's preliminary Request Solicitation Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on October 13, 1994.

   On October 19, 1994, CECI and the Purchaser filed their answer to the Company's amended complaint and amended their counterclaims which, in addition to the relief requested in the original counterclaims, seek an injunction requiring the Company to correct additional false and misleading statements reflected in an amendment to its Schedule 14D-9 and in other statements made by the Company.

   On October 25, 1994, CECI and the Purchaser filed their second amended counterclaims which, in addition to the relief requested in the original and amended counterclaims, seek an injunction requiring the Company to refrain from (i) taking actions to damage its international development projects, including the Karaha project, or (ii) taking other actions designed to waste corporate assets and block the Offer and the Merger.

   On December 8, 1994, the parties to the action filed a stipulation and joint motion requesting that the Court stay all proceedings in the action. The Merger Agreement provides that the parties will hereafter request that the Court dismiss the action without prejudice.

   On September 20, 1994, William Steiner, a stockholder of the Company, filed a class action complaint entitled William Steiner, et al. v. Paul M. Pankratz, et al., Case No. 680986, against the Company and its

                               29

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

directors in the Superior Court of the State of California in and for the County of San Diego, alleging, among other things, that the Company's stockholders have been, and continue to be, deprived of the opportunity to fully realize the benefits of their investment in the Company as a result of the directors' refusal to properly consider CECI's offer for the Company, which actions are alleged to constitute unfair dealing and a breach of fiduciary duty. As relief, the complaint seeks an order directing the Company's directors to carry out their fiduciary duties to the Company's stockholders by cooperating fully with CECI or any other entity making a bona fide offer for the Company, as well as damages and costs. On December 2, 1994, defendants in William Steiner filed a motion to stay the proceedings in this case in light of the parallel litigation pending in the Nevada courts.

   On October 4, 1994, Charles Miller, a stockholder of the Company, filed a class action complaint entitled Charles Miller, et al. v. Magma Power Company, et al., Case No. CV94-06187, against the Company, its directors and The Dow Chemical Company in the Second Judicial District Court of the State of Nevada in and for the County of Washoe, alleging, among other things, that the defendants' unwillingness to seriously consider CECI's proposal to acquire the Company and its implementation of defensive measures constitute breaches of the fiduciary duty owed to the Company's stockholders. As relief, the complaint seeks a declaration that defendants have breached their fiduciary duties, an order directing the defendants to fairly evaluate alternatives designed to maximize value for the Company's stockholders, and an injunction with respect to the implementation of the Company's "poison pill" or other defensive measures, as well as damages and costs.

   On November 2, 1994, the plaintiffs in Charles Miller voluntarily dismissed their state court action, in favor of bringing an action in the United Stated District Court for the District of Nevada.

   On October 28, 1994, stockholders William Steiner and Charles Miller filed a class action complaint entitled William Steiner and Charles Miller v. Magma Power Co., Case No. CV-N-94-773-ECR, against the Company, its directors and The Dow Chemical Company, in the United States District Court for the District of Nevada, alleging essentially the same facts as in the two previously filed stockholder litigations. As relief, the complaint seeks an order directing the defendants to fairly evaluate alternatives designed to maximize shareholder value, an injunction with respect to implementation of the Company's Poison Pill, declaration that the Company has violated Sections 14(d) and 14(e) of the Exchange Act, and an injunction barring the defendants from engaging in any solicitations in opposition to CECI until they comply with the provisions of the Exchange Act, as well as damages and costs. On November 18, 1994, the court granted a motion by the plaintiffs in Steiner and Miller to consolidate this action for all pretrial purposes with Magma Power Company v. California Energy Company, Inc, et al.

   State Takeover Laws. The Company is incorporated under the laws of the State of Nevada. In connection with its approval of the Offer and the Merger, the Company's Board acted to render inapplicable to the Offer and the Merger Sections 78.378 through 78.3793, inclusive (the "Control Share Statute"), and Sections 78.411 through 78.444, inclusive (the "Merger Moratorium Statute"), of the NGCL, which, under certain circumstances, could have, among other things, (i) precluded CECI and the Purchaser from voting Shares purchased pursuant to the Offer and (ii) prevented CECI and the Purchaser from consummating the Merger for a period of at least three years following the purchase of Shares pursuant to the Offer.

   A number of states (including Nevada) have adopted laws and regulations containing restrictions that apply to offers to acquire securities of corporations which are incorporated and/or have assets, stockholders and/or conduct business therein. In 1982, the United States Supreme Court in Edgar
v. Mite Corp. invalidated on constitutional grounds the Illinois Business Takeovers Statute which, as a matter of state securities law, imposed procedural requirements of additional filings, a waiting period and a fairness hearing on tender offers, on the ground that the requirements imposed by the state takeover statute which made takeovers of corporations meeting certain requirements more difficult, conflicted with federal law. The reasoning in that decision is likely to apply to other state takeover statutes that purport to impose similar requirements on the Offer.

   In 1987, the United States Supreme Court in CTS Corp. v. Dynamics Corp. of America held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law

                               30

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

concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation, without the prior approval of a majority vote of those stockholders of the corporation who had no interest in the acquisition and who were neither officers nor directors and employees of the corporation, provided that such laws were applicable only to Indiana corporations. (The Control Share Statute, which has been rendered inapplicable to the Offer by the Company's Board, is substantially similar to the statute upheld in CTS Corp.) Subsequently, certain United States District Courts have ruled that state takeover statutes, even of the type upheld in CTS Corp., are unconstitutional insofar as they apply to corporations incorporated outside that state. In TLX Acquisition Corp. v. Telex Corp., a United States District Court in Oklahoma ruled that Oklahoma takeover statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly in Tyson Foods, Inc. v. McReynolds, a United States District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as they applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. The reasoning of these cases may indicate that application of the takeover statutes of states other than Nevada to the Offer could be unconstitutional.

   Various states, including Nevada, also have enacted merger moratorium statutes that regulate the circumstances under which a corporation may merge or enter into other business combinations with an acquiror of certain percentages of their outstanding stock. In Amanda Acquisition Corp. v. Universal Foods Corp., the United States Court of Appeals for the Seventh Circuit held that the state of Wisconsin could, as a matter of state law, prohibit for a period of three years, a Wisconsin corporation from entering into certain business combinations, including a merger, with a holder of 10% or more of the outstanding stock of the corporation, unless the corporation's Board of Directors had approved the transaction prior to the time the acquiror purchased its 10% interest in the corporation. Certiorari to the United States Supreme Court was denied. (The Merger Moratorium Statute, which has been rendered inapplicable to the Merger by the Company's Board, is substantially similar to the statute upheld in Amanda Acquisition Corp.)

   The Company and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have enacted takeover statutes. The Purchaser does not know whether any or all of these statutes will by their terms apply to the Offer. To the extent that state takeover statutes and regulations purport to apply to the Offer and the Merger, and contain provisions that impose requirements that conflict with the United States Constitution or conflict with the federal securities laws applicable to the Offer and the Merger, the Purchaser believes that such statutes and regulations are unconstitutional and/or preempted by federal law. Should the Company, any government agency or official or any other person seek to apply any such statute to the Offer, the Purchaser will take such action as then appears desirable and may contest the validity of such statutes and the application of such statutes to the Offer in appropriate judicial or administrative proceedings. If it is asserted that one or more state takeover laws is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser may be required to file certain information with, or receive approvals from, the relevant state authorities, and, if enjoined, the Purchaser may be unable to purchase Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In the circumstances described above, the Purchaser may not be obliged to purchase any Shares tendered. See Section 12.

   Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. As a result of termination of the HSR Act waiting period in connection with the Previous Offer, no waiting period is required in connection with the Offer.

   The Antitrust Division, the FTC and state authorities frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any of such transactions, the Antitrust Division, the FTC or state authorities could take such action under the antitrust laws as it deems necessary or desirable in the public interest,

                               31

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

including seeking to enjoin the purchase of Shares pursuant to the Offer or otherwise or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company. Private parties may also seek to take action under the antitrust laws. The Purchaser believes that the acquisition of Shares pursuant to the Offer will not violate the antitrust laws. However, and notwithstanding termination of the HSR Act waiting period in connection with the Previous Offer, there can not be any assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 12 for certain conditions of the Offer, including conditions with respect to injunctions and certain governmental actions.

   16. FEES AND EXPENSES. Gleacher & Co. Inc. ("Gleacher") is acting as financial advisor to the Purchaser and CECI in connection with the transactions described in this Offer, as Dealer Manager for the Offer and as co-arranger of the debt financing. Lehman Brothers Inc. ("Lehman") is also acting as financial advisor to the Purchaser and CECI and as co-arranger of the debt financing.

   CECI has agreed to pay Gleacher a fee of (a) $250,000 payable upon the public announcement of an offer to acquire at least 50.1% of the Shares; (b) $500,000 payable 45 calendar days after the commencement of a tender or exchange offer, assuming the offer is outstanding at such time; and (c) $4,000,000 payable upon completion of the direct or indirect acquisition by CECI, whether alone or in partnership with another company, by merger, acquisition of securities, or otherwise, of 50.1% or more of the equity securities of the Company. Any fees payable in (a) or (b) above will be credited against the fee described in (c). CECI has also agreed to pay Gleacher a fee equal to .25% of the principal amount of debt financing arranged in connection with such acquisition. Gleacher will also be reimbursed for its out-of-pocket expenses in connection with its engagement in connection with the Offer, including the reasonable fees and expenses of its counsel. CECI has also agreed to indemnify Gleacher and certain related persons against certain losses, claims, damages or liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

   CECI has agreed to pay Lehman a fee of $1,000,000 payable upon the completion of the direct or indirect acquisition by CECI (whether alone or in partnership with another company, by merger, acquisition of securities, or otherwise), of 50.1% or more of the equity securities of the Company or any of the businesses or assets of the Company. CECI has also agreed to pay Lehman a fee equal to .25% of the principal amount of debt financing arranged in connection with such acquisition. CECI has also agreed to indemnify Lehman and certain related persons against certain losses, claims, damages or liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

   MacKenzie Partners, Inc. has been retained by the Purchaser to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

   In addition, IBJ Schroder Bank & Trust Company has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

   Neither CECI nor the Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

   17. MISCELLANEOUS. The Offer is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If the Purchaser becomes aware of any state where the making of the Offer is so prohibited, the Purchaser will make a good faith effort to comply with any such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any

                               32

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

applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Gleacher or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   The Purchaser has filed with the Commission the Schedule 14D-1, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in Washington, D.C. in the manner set forth in Section 8 of this Offer to Purchase.

   No person has been authorized to give any information or make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                               33

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

                                  SCHEDULE I
                       DIRECTORS AND EXECUTIVE OFFICERS
                        OF THE PURCHASER, CECI AND PKS

   The following information sets forth the name, business address and present principal occupation and five year employment history of each of the directors and executive officers of the Purchaser, CECI and PKS. Each of the directors and executive officers is a citizen of the United States. Unless otherwise indicated, the business address of (i) each of the directors and executive Officers of CECI and the Purchaser named below is 10831 Old Mill Road, Omaha, Nebraska 68154 and (ii) each of the directors and executive officers of PKS named below is 1000 Kiewit Plaza, Omaha, Nebraska 68131. Although information is provided herein with respect to PKS, by furnishing such information CECI is expressing no view with respect to whether or not PKS may be deemed to be a control person of CECI.

DIRECTORS AND EXECUTIVE OFFICERS OF CECI

         NAME            AGE                        POSITION
- ---------------------  -----  --------------------------------------------------
David L. Sokol ....... 38     President and Chief Executive Officer, Chairman of the
                                Board of Directors, Director
Thomas R. Mason ...... 50     Senior Vice President, Engineering, Construction and
                                Operations
Steven A. McArthur  .. 36     Senior Vice President, General Counsel and Secretary
Donald M. O'Shei, Sr.  60     Senior Vice President, Asia Division
John G. Sylvia ....... 35     Senior Vice President, Chief Financial Officer and
                                Treasurer
Gregory E. Abel ...... 32     Vice President, Chief Accounting Officer and Controller
Edward F. Bazemore  .. 57     Vice President, Human Resources
David W. Cox ......... 38     Vice President, Legislative and Regulatory Affairs
Vincent B. Fesmire  .. 53     Vice President, Development and Implementation
David P. Maystrick  .. 43     Vice President, Construction
Dale R. Schuster  .... 42     Vice President, Administration
Edgar D. Aronson  .... 59     Director
Judith E. Ayres ...... 49     Director
James Q. Crowe ....... 44     Director
Richard K. Davidson  . 52     Director
Ben Holt ............. 80     Director
Richard R. Jaros  .... 42     Director
Everett B. Laybourne   82     Director
Herbert L. Oakes, Jr.  47     Director
Walter Scott, Jr.  ... 62     Director
Barton W. Shackelford  73     Director
David E. Wit ......... 32     Director

   David L. Sokol, 38, Chairman of the Board of Directors, President and Chief Executive Officer. Mr. Sokol has served as President and Chief Executive Officer of CECI since April 19, 1993, as Chairman of the Board of Directors since May 5, 1994 and has been a director of CECI since March 1991. Formerly, Mr. Sokol was Chairman, President and Chief Executive Officer of CECI from February 1991 until January 1992. Mr. Sokol has served as Chairman, President and Chief Executive Officer of the Purchaser since its formation on September 22, 1994. Mr. Sokol was the President and Chief Operating Officer of, and a director of, JWP, Inc., from January 27, 1992 to October 1, 1992. From November 1990 until February 1991, Mr. Sokol was the President and Chief Executive Officer of Kiewit Energy Company, the largest stockholder of CECI and a wholly owned subsidiary of PKS. From 1983 to November 1990, Mr. Sokol was the President and Chief Executive Officer of Ogden Projects, Inc.

    Thomas R. Mason, 50, Senior Vice President, Engineering, Construction and Operations. Mr. Mason joined CECI in March 1991. From October 1989 to March 1991, Mr. Mason was Vice President and General Manager of Kiewit Energy Company. Mr. Mason acted as a consultant in the energy field from June 1988 to October 1989. Prior to that, Mr. Mason was Director of Marketing for Energy Factors, Inc., a non-utility developer of power facilities.

   Steven A. McArthur, 36, Senior Vice President, General Counsel and Secretary. Mr. McArthur joined CECI in February 1991. Mr. McArthur has served as a director, Senior Vice President, General Counsel and Secretary of the Purchaser since its formation on September 22, 1994. From 1988 to 1991 he was an attorney in the Corporate Finance Group at Shearman & Sterling in San Francisco. From 1984 to 1988 he was an attorney in the Corporate Finance Group at Winthrop, Stimson, Putnam & Roberts in New York.

   Donald M. O'Shei, Sr., 60, Senior Vice President, Asia Division and President, CE International, Ltd. General O'Shei was in charge of engineering and operations for CECI from October 1988 until October 1991. He rejoined CECI as a Vice President in August 1992. Previously he was President and Chief Executive Officer of AWD Technologies, Inc., a hazardous waste remediation firm, and President and General Manager of its predecessor company, Atkinson-Woodward Clyde. He was a brigadier general in the U.S. Army prior to joining the Guy F. Atkinson Co. in 1982 as Director of Corporate Planning and Development.

   John G. Sylvia, 35, Senior Vice President, Chief Financial Officer and Treasurer. Mr. Sylvia joined CECI in 1988. Mr. Sylvia has served as a director, Senior Vice President, Chief Financial Officer and Treasurer of the Purchaser since its formation on September 22, 1994. From 1985 to 1988, Mr. Sylvia was a Vice President in the San Francisco office of the Royal Bank of Canada, with responsibility for corporate and capital markets banking. From 1986 to 1990, Mr. Sylvia served as an Adjunct Professor of Applied Economics at the University of San Francisco. From 1982 to 1985, Mr. Sylvia was a Vice President with Bank of America.

   Gregory E. Abel, 32, Vice President, Chief Accounting Officer and Controller. Mr. Abel joined CECI in 1992. Mr. Abel is a Chartered Accountant and from 1984 to 1992 he was employed by Price Waterhouse. As a Manager in the San Francisco office of Price Waterhouse, he was responsible for clients in the energy industry.

   Edward F. Bazemore, 57, Vice President, Human Resources. Mr. Bazemore joined CECI in July 1991. From 1989 to 1991, he was Vice President, Human Resources, at Ogden Projects, Inc. in New Jersey. Prior to that, Mr. Bazemore was Director of Human Resources for Ricoh Corporation, also in New Jersey. Previously, he was Director of Industrial Relations for Scripto, Inc. in Atlanta, Georgia.

   David W. Cox, 38, Vice President, Legislative and Regulatory Affairs. Mr. Cox joined CECI in 1990. From 1987 to 1990 Mr. Cox was a Vice President with Bank of America N.T. & S.A. in the Consumer Technology and Finance Group. From 1984 to 1987, Mr. Cox held a variety of management positions at First Interstate Bank.

   Vincent B. Fesmire, 53, Vice President, Development and Implementation. Mr. Fesmire joined the Company in October 1993. Prior to joining CECI, Mr. Fesmire was employed for 19 years with Stone & Webster, an engineering firm, serving in various management level capacities with an expertise in geothermal design engineering.

   David P. Maystrick, 43, Vice President, Construction. Mr. Maystrick joined the Company in April 1994. From 1978 to 1994, Mr. Maystrick was employed as Senior Project Manager with HDR Engineering, Inc. and was responsible for implementing and monitoring several full service contracts to design, to construct, and to operate electric and steam generating facilities. From 1974 to 1977, Mr. Maystrick was a design engineer of fossil fuel and nuclear power plants at Gibbs & Hill, Inc.

   Dale R. Schuster, 42, Vice President, Administration. Mr. Schuster joined CECI in July 1994. From 1991 until joining CECI, he was Senior Vice President and General Manager of AutoInfo, Inc., a software development and information systems company, and prior to that, Vice President and General Manager of ValCom, Inc.

    Edgar D. Aronson, 59. Mr. Aronson has been a director of CECI since April 1983. Mr. Aronson founded EDACO Inc., a private venture capital company, in 1981, and has been President of EDACO since that time. Prior to that, Mr. Aronson was Chairman, Dillon, Read International from 1979 to 1981 and a General Partner in charge of the International Department at Salomon Brothers Inc from 1973 to 1979.

   Judith E. Ayres, 49. Ms. Ayres has been a director of CECI since July 1990. Since 1989 Ms. Ayres has been Principal of The Environmental Group, an environmental consulting firm in San Francisco, California. From 1988 to 1989, Ms. Ayres was a Vice President/Principal of William D. Ruckelshaus Associates, an environmental consulting firm. From 1983 to 1988 Ms. Ayres was the Regional Administrator of Region 9 (Arizona, California, Hawaii, Nevada and the Western Pacific Islands) of the United States Environmental Protection Agency.

   James Q. Crowe, 44. Mr. Crowe has been a director of CECI since March 1991. Mr. Crowe is Chairman and Chief Executive Officer of MFS Communications Company, Inc., a publicly traded company in which PKS holds a majority ownership interest. Prior to assuming his current position in 1991, Mr. Crowe was President of Kiewit Industrial Company, a [major] subsidiary of PKS. Before joining Kiewit Industrial Company in 1986, Mr. Crowe was Group Vice President, Power Group at Morrison-Knudsen Corporation. Mr. Crowe is a director of C-TEC Corporation, a publicly traded company in which PKS holds a majority ownership interest.

   Richard K. Davidson, 52. Mr. Davidson was appointed a director of CECI in March 1993. Mr. Davidson has been Chairman and Chief Executive Officer of Union Pacific Railroad since 1991. From 1989 to 1991 he was Executive Vice President--Operations of Union Pacific Railroad, and from 1986 to 1989 he was Vice President--Operations of Union Pacific Railroad. Mr. Davidson is also a director of FirsTier Financial, Inc., Chicago & Northwestern Holdings Corporation and Missouri Pacific Railroad Company.

   Ben Holt, 80. Mr. Holt has been a director of CECI since September 1993. Mr. Holt is the founder, and was Chairman and Chief Executive Officer, of The Ben Holt Co., an engineering firm located in Pasadena, California, which CECI acquired in September 1993. Mr. Holt retired as Chairman and CEO of The Ben Holt Co. in December 1993 and is currently a consultant to CECI. Mr. Holt is a beneficial owner of 3,763 Shares, representing less than 1% of the outstanding Shares.

   Richard R. Jaros, 42. Mr. Jaros has been a director of CECI since March 1991. Mr. Jaros served as Chairman of the Board from April 19, 1993 to May 5, 1994 and served as President and Chief Operating Officer of CECI from January 8, 1992 to April 19, 1993. From 1990 until January 8, 1992, Mr. Jaros served as a Vice President of PKS and is currently an Executive Vice President and a director of PKS. Mr. Jaros serves as a director of MFS Communications Company, Inc. and C-TEC Corporation, both of which are publicly traded companies in which PKS holds a majority ownership interest. From 1986 to 1990, Mr. Jaros served as a Vice President for Mergers and Acquisitions for Kiewit Holdings, a subsidiary of PKS.

   Everett B. Laybourne, 82. Mr. Laybourne has been a director of CECI since May 1988. For many years he served as counsel for a number of major publicly-held corporations. He also presently serves as a Vice President and Trustee of The Ralph M. Parsons Foundation and as National Board Chairman of WAIF, Inc. From 1969 to 1988, Mr. Laybourne was senior partner in the law firm of MacDonald, Halsted & Laybourne in Los Angeles, California, whose successor firm was Baker & McKenzie to which he acted for five years in an of counsel capacity. He continues in the practice of law in Los Angeles.

   Herbert L. Oakes, Jr., 47. Mr. Oakes has been a director of CECI since October 1987. In 1982, Mr. Oakes founded and became President of H.L. Oakes & Co., Inc., a corporate advisor and dealer in securities. From 1988 to the present, Mr. Oakes has served as a Managing Director of Oakes, Fitzwilliams, Co., Limited, a member of the Securities and Futures Authority Limited and The London Stock Exchange. Mr. Oakes is a director of Shared Technologies, Inc., Harcor Energy Inc. and New World Power Corporation.

   Walter Scott, Jr., 62. Mr. Scott has been a director of CECI since June 1991. Mr. Scott was the Chairman and Chief Executive Officer of CECI from January 8, 1992 until April 19, 1993. Mr. Scott is

Chairman and President of PKS, a position he has held since 1979. Mr. Scott is a director of Berkshire Hathaway, Inc., Burlington Resources, Inc., ConAgra, Inc., FirsTier Financial, Inc., and Valmont Industries, Inc. Mr. Scott also serves as a director of MFS Communications Company, Inc. and C-TEC Corporation, both publicly traded companies in which PKS holds a majority ownership interest.

   Barton W. Shackelford, 73. Mr. Shackelford has been a director of CECI since June 1986. Mr. Shackelford served as President and a director of Pacific Gas & Electric Company from 1979 until his retirement in 1985. He is a director of Harding Associates, Inc.

   David E. Wit, 32. Mr. Wit has been a director of CECI since April 1987. He is co-founder and Co-Chief Executive Officer of Logicat, Inc., a software development/publishing firm. Prior to working at Logicat, Inc. Mr. Wit worked at E.M. Warburg, Pincus & Company, where he analyzed seed-stage financing and technology investments.

DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

   The names of each director of the Purchaser are set forth below. The other required information with respect to each such person is set forth under "Directors and Executive Officers of CECI" above.

                NAME                                    AGE
        ------------------                             -----
        David L. Sokol  ...............................  38
        Steven A. McArthur ............................  36
        John G. Sylvia  ................................ 35

   All current executive officers of CECI hold the same offices at the Purchaser. See "Directors and Executive Officers of CECI" above.

DIRECTORS AND EXECUTIVE OFFICERS OF PKS

   Richard W. Colf, 51. Mr. Colf became a director of PKS in 1994. Mr. Colf has been a director of Kiewit Construction Group Inc. since 1992 and a Vice President of Kiewit Pacific since 1987.

   James Q. Crowe (see "Directors and Executive Officers of CECI" above).

   Robert B. Daugherty, 72. Mr. Daugherty has been a director of PKS since 1986. He serves as Chairman of the Board of Valmont Industries, Inc. and is a director of KN Energy, Inc. Mr. Daugherty's business address is 8805 Indian Hill Drive, Guarantee Centre, Suite 225, Omaha, Nebraska 68114.

   Richard Geary, 59. Mr. Geary has been a director of PKS since 1988. Mr. Geary is employed as an Executive Vice President of KCG and President of Kiewit Pacific Co., a subsidiary of PKS.

   Bruce E. Grewcock, 40. Mr. Grewcock became a director of PKS in 1994. Mr. Grewcock has been President (since 1992), a Senior Vice President
(1992-1992), and a Vice President (1987-1991) of Kiewit Mining Group Inc., a subsidiary of PKS.

   Charles M. Harper, 66. Mr. Harper has been a director of PKS since 1986. Mr. Harper is the Chairman of the Board and Chief Executive Officer of RJR Nabisco Holdings Corp. and formerly served as the Chairman of the Board of ConAgra, Inc. Mr. Harper's business address is One Central Park Plaza, Suite 1500, Omaha, Nebraska 68102.

   Richard R. Jaros (see "Directors and Executive Officers of CECI" above).

   Robert E. Julian 55. Mr. Julian has been a director since 1987, Executive Vice President-Chief Financial Officer of PKS since 1991 and Vice President-Chief Financial Officer of PKS from 1989 to 1991. Mr. Julian was Vice President-Chief Financial Officer of PKS from 1984 to 1991. Mr. Julian is a director of Kiewit Diversified Group Inc., a wholly owned subsidiary of PKS ("KDG"). In addition, Mr. Julian has been a director of MFS Communications Company since January 1992 and of C-TEC Corporation since December 1993.

   Leonard W. Kearney, 53. Mr. Kearney has been a director of PKS since 1989. He is the President of Kiewit Construction Company and Kiewit Western Co. and a Vice President of KDG.

    Peter Kiewit, Jr., 68. Mr. Kiewit has been a director of PKS since 1966 and is Of Counsel to the law firm of Gallagher & Kennedy, Phoenix, Arizona.

   Walter Scott (see "Directors and Executive Officers of CECI" above).

   Kenneth E. Stinson, 52. Mr. Stinson has been an Executive Vice President of PKS since 1991 and a director of PKS since 1987. He formerly served as a Vice President of PKS. He has been the President of Kiewit Construction Group Inc., an affiliate of PKS ("KCG"), since 1992 and a director of such company since 1986. In addition, Mr. Stinson served as President of Kiewit Coal Properties Inc., an affiliate of PKS from 1989 to 1992 and a director of such company since prior to 1988. Mr. Stinson is also a director of KDG, MFS Communications Company, Inc. and C-TEC Corporation.

   George B. Toll, Jr., 58. Mr. Toll is a director of PKS and serves as an Executive Vice President of KDG.

   Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                       The Depositary for the Offer is:

                      IBJ SCHRODER BANK & TRUST COMPANY

                       Telephone Number: (212) 858-2103

        By Mail:                       By Facsimile:              By Hand or
       P.O. Box 84                    (212) 858-2611          Overnight Delivery:
  Bowling Green Station            Attn: Reorganization         One State Street
New York, New York 10274-0084     Operations Department     New York, New York 10004
Attn: Reorganization Operations                               Attn: Reorganization
       Department                                             Operations Department
                                   Confirm Facsimile by
                                Telephone: (212) 858-2103

   Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                   The Information Agent for the Offer is:

                                  MACKENZIE
                                PARTNERS, INC.

                               156 Fifth Avenue
                           New York, New York 10010
                           (212) 929-5500 (Collect)
                                      or
                        CALL TOLL FREE (800) 322-2885

                     The Dealer Manager for the Offer is:

                             GLEACHER & CO. INC.

                              660 Madison Avenue
                           New York, New York 10021
                                (212) 418-4206